UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Freeport-McMoRan Copper & Gold Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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A Letter from our Corporate Personnel Committee

April 27, 2012

To Our Shareholders:

At our annual meeting last year, we held our first advisory vote on executive compensation (the “say-on-pay” vote), and a majority of our shareholders who cast their votes indicated disapproval of our program. Our board and corporate personnel committee have always taken shareholder input seriously, and we immediately took action to identify our shareholders’ specific concerns and evaluate our executive compensation program to determine how to address those concerns.

During 2011 and into 2012, the chairman of our committee, along with members of management, conducted an extensive effort to engage in conversations about our executive compensation program with institutional investors and two of the largest proxy advisory firms. Investors who voted against say-on-pay and the proxy advisory firms cited pay magnitude as the primary concern of our program. In addition, many investors indicated that they believed the performance metrics of our annual incentive plan lacked sufficient rigor. We were pleased to learn that despite these concerns, many of our investors believed the company has been well managed and recognized that the company’s executive compensation has been linked to performance.

We worked diligently with our independent compensation consultant to develop proposed changes to our executive compensation program and again sought input from institutional investors and the proxy advisory firms before adopting the final modifications. Below are some highlights of the changes we have implemented:

•

We reduced the maximum total awards and the maximum total cash awards under our annual incentive plan. We also capped the total incentive awards (awards under our annual incentive plan and other incentive awards, such as stock options).

•	We implemented guidelines to increase the rigor of the performance metric under our annual incentive plan as copper prices increase.
•	We provided more information in the proxy statement regarding the qualitative factors that we considered in determining annual incentive awards.
•	We added a total shareholder return, or TSR, component to our performance-based restricted stock unit grants.

We believe that these changes are responsive to the concerns of our shareholders and also consistent with our compensation philosophy. We are committed to providing performance-based compensation opportunities to our executives, who collectively have the responsibility for making our company successful.

In determining the compensation awarded for 2011, we used the modified program and considered the company’s performance as we have done in previous years. For the second consecutive year, our company achieved record financial performance during 2011. We recognized that the company’s TSR was -37% for 2011 and was +217% for the three-year period ended December 31, 2011. We were also mindful that shareholders had expressed concern with the pay magnitude for 2010. For each of our chairman and chief executive officer, the total incentive compensation we awarded for performance in 2011 was over 40% less than the amount awarded for 2010.

We urge you to read the more detailed discussion of the modifications to our executive compensation program and our decisions relating to compensation for 2011 in the Compensation Discussion and Analysis section beginning on page 27 of the attached proxy statement.

We welcome and value your input, and we never take for granted your continuing support and encouragement.

The Corporate Personnel Committee of the

Board of Directors of Freeport-McMoRan Copper & Gold Inc.

H. Devon Graham, Jr., Chairman	Charles C. Krulak
Robert J. Allison, Jr.	Bobby Lee Lackey

Notice of Annual Meeting of Stockholders

June 14, 2012

April 27, 2012

Date:	Thursday, June 14, 2012

Time:	10:00 a.m., Eastern Time

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801

Purpose:	• To elect twelve directors;

• To approve, on an advisory basis, the compensation of our named executive officers;

• To ratify the appointment of our independent registered public accounting firm;

• To vote on a stockholder proposal, if presented at the annual meeting; and

• To transact such other business as may properly come before the annual meeting.

Record Date:	Close of business on April 18, 2012

Your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the annual meeting. You may submit your voting instructions via the internet or you may complete and return a proxy card. Your cooperation is appreciated.

By Order of the Board of Directors.

DOUGLAS N. CURRAULT II

Secretary

Information about Attending the Annual Meeting

Only stockholders of record on the record date of April 18, 2012, are entitled to notice of and to attend or vote at the annual meeting. If you plan to attend the annual meeting in person, please bring the following:

1.	Proper identification.

2.	Acceptable Proof of Ownership if your shares are held in “street name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is either (a) a letter from your broker confirming that you beneficially owned Freeport-McMoRan Copper & Gold Inc. stock on the record date or (b) an account statement showing that you beneficially owned Freeport-McMoRan Copper & Gold Inc. stock on the record date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 14, 2012.

This proxy statement and the 2011 Annual Report are available at

http://www.edocumentview.com/FCX_MTG.

FREEPORT-MCMORAN COPPER & GOLD INC.

333 North Central Avenue

Phoenix, Arizona 85004

The 2011 Annual Report to Stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about April 27, 2012.

Questions and Answers about the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

Our board of directors (board) is soliciting your proxy to vote at our 2012 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 18, 2012, the record date for the annual meeting, and are therefore entitled to vote at the annual meeting. This proxy statement, along with a proxy card or a voting instruction card, is being made available to our stockholders on or about April 27, 2012. We have made these materials available to you on the internet and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (SEC), we are permitted to furnish proxy materials, including this proxy statement and our 2011 Annual Report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to cast your vote via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the notice.

When and where will the annual meeting be held?

The annual meeting will be held at 10:00 a.m., Eastern Time, on Thursday, June 14, 2012, at the Hotel du Pont located at 11th and Market Streets, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont online at the hotel’s web site at http://www.hoteldupont.com/map-directions/index.cfm.

Who is soliciting my proxy?

Our board is soliciting your proxy to vote on all matters scheduled to come before our 2012 annual meeting of stockholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by submitting your voting instructions via the internet, you are authorizing the proxy holders to vote your shares at the annual meeting as you have instructed.

On what matters will I be voting? How does the board recommend that I cast my vote?

At the annual meeting, you will be asked to elect our director nominees; approve, on an advisory basis, the compensation of our named executive officers; ratify the appointment of our independent registered public accounting firm; consider the stockholder proposal included in this proxy statement, if presented at the annual meeting; and consider any other matter that properly comes before the annual meeting.

Our board unanimously recommends that you vote:

•	FOR all of the director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification of the appointment of our independent registered public accounting firm; and

•	AGAINST the stockholder proposal included in this proxy statement, if presented at the annual meeting.

We do not expect any matters to be presented for action at the annual meeting other than the matters described in this proxy statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on the record date.

How many shares are eligible to be voted?

As of the record date, we had 949,114,560 shares of common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person or by proxy of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, votes of stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any of the proposals.

How do I vote?

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are the stockholder of record of those shares and these proxy materials have been made available or mailed to you by us. You may submit your voting instructions by internet or by mail as further described below. Your voting instructions authorize each of James R. Moffett, Richard C. Adkerson and Kathleen L. Quirk, as your proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you directed.

•	Submit Voting Instructions by Internet — http://www.ivselection.com/freeport12

•	Use the internet to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on June 13, 2012.

•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Submit Voting Instructions by Mail — If you have received printed materials, complete, date and sign your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet or mail, will be voted at the annual meeting. If you submit your voting instructions by internet, please do not mail your proxy card. You may also vote in person at the annual meeting.

Beneficial Owners

If your shares are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the holder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares via the internet or by telephone if the bank, broker, trustee or other nominee offers these options or by signing and returning a voting instruction card. Your bank, broker, trustee or other nominee will send you instructions for submitting your voting instructions for your shares. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below entitled “What happens if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?”

Participants in our Employee Capital Accumulation Program

If you hold shares of our common stock through our Employee Capital Accumulation Program, which is the company’s 401(k) plan (ECAP), you may only submit your voting instructions for your shares by mail. Accordingly, please complete, date and sign your proxy card and return it in the postage-paid envelope provided to you.

What happens if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our board, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your broker, bank, trustee or other nominee holding shares for you, your shares will not be voted with respect to any proposal for which the holder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (NYSE) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Under the rules of the NYSE, the proposals relating to election of directors, the compensation of our named executive officers and the stockholder proposal are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank, trustee or other nominee holding shares for you, your shares will not be voted with respect to the election of directors, the compensation of our named executive officers, and the stockholder proposal. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares. Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of such matters to be presented at the annual meeting; however, such shares will be considered present at the annual meeting for purposes of determining the existence of a quorum.

What vote is required, and how will my votes be counted, to elect directors and to adopt the other proposals?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
No. 1: Election of directors	For or withhold on each nominee	Affirmative vote of a majority of votes cast	N/A	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon	Treated as votes against	No effect

No. 3: Ratification of the appointment of our independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon	Treated as votes against	N/A

No. 4: Consideration of the stockholder proposal included in this proxy statement, if presented at the annual meeting	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon	Treated as votes against	No effect

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares voted. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy and entitled to vote thereon, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

Can I revoke or change my vote after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is voted if you provide notice in writing to our corporate secretary before the annual meeting, if you timely provide to us another proxy with a later date or if you vote in person at the annual meeting or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with the solicitation of proxies for the annual meeting. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, for an estimated fee of $10,500, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse such holders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, the proxy holders will vote the proxies in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is voted.

2013 Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 28, 2012.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary by February 14, 2013, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary as provided above, or access our by-laws on our web site at www.fcx.com under Investor Center — Corporate Governance. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at our 2013 annual meeting.

Corporate Governance

Corporate Governance Guidelines; Principles of Business Conduct

Our corporate governance guidelines and our principles of business conduct are available at www.fcx.com under Investor Center — Corporate Governance. Both are available in print upon request. Amendments to or waivers of our principles of business conduct granted to any of our directors or executive officers will be published promptly on our web site.

Board and Committee Meeting Attendance

Our board held five regular meetings and one special meeting during 2011. During 2011, each of our directors attended more than 75% of the total number of meetings of the board and the total number of meetings held by each committee of the board on which each such director served. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Adkerson attended the last annual meeting of stockholders.

Board Composition and Leadership Structure

As of the date of this proxy statement, our board consists of twelve members, nine of whom have no material relationship with the company and are independent within the meaning of our corporate governance guidelines, which comply with the NYSE director independence standards as currently in effect. We also have four advisory directors who do not vote. For more information about our advisory directors, see “Advisory Directors” below. We also have one director emeritus, Henry A. Kissinger. The director emeritus does not vote.

James R. Moffett serves as chairman of our board and Richard C. Adkerson serves as president and chief executive officer. We separated the positions of chairman of the board and chief executive officer in 2003, when we named Mr. Moffett as chairman of the board and Mr. Adkerson as chief executive officer. Our board determined that the separation of these roles would maximize management’s efficiency. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing guidance to and oversight of management.

As executive chairman, Mr. Moffett furthers our business strategy by applying his exceptional talents and experience as a geologist. He directs our global exploration programs. Mr. Moffett also has been, and continues to be, instrumental in fostering our relationships with host governments, including the government of Indonesia, the location of our Grasberg mine. Mr. Moffett is not considered an independent director because he is part of our management team and receives compensation for services to the company. Mr. Adkerson, as president and chief executive officer, is responsible for the executive management of the company. Mr. Adkerson has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business.

Our board has concluded that the current leadership structure provides an appropriate framework for our directors to provide independent, objective and effective oversight of management. While our by-laws and corporate governance guidelines do not require our chairman and chief executive officer positions to be separate, the board believes that having separate positions is the appropriate leadership structure for the company at this time. Our board, however, periodically reviews the leadership structure and may make such changes in the future as it deems appropriate.

In accordance with our corporate governance guidelines, our non-management directors meet in executive session at the end of each regularly scheduled board meeting. The presiding director for each executive session meeting rotates among the independent directors who are chairpersons of our four principal board committees (audit, corporate personnel, nominating and corporate governance, and public policy; see discussion below), except as the directors may otherwise determine for a specific executive session meeting. We believe that this approach effectively encourages full engagement of the non-management directors in executive sessions. Following each executive session meeting of the non-management directors, the presiding director serves as a liaison between the non-management directors and the chairman regarding any specific feedback or issues that have been discussed in the executive session meeting.

Advisory Directors

Advisory directors provide general policy advice to our board as determined from time to time by our board. Advisory directors, upon the invitation of the board, have the privilege to receive notice of and to attend regular meetings of our board or any board committee for which the advisory director has been appointed to serve as an advisor or consultant. Advisory directors serve at the pleasure of the board, are not entitled to vote on any matter brought before the board or any board committee and are not considered a director of the company for any purpose. Compensation paid to advisory directors is determined from time to time by the board, and advisory directors may have consulting agreements with the company. Effective June 9, 2010, our board appointed J. Bennett Johnston, Gabrielle K. McDonald, J. Stapleton Roy and J. Taylor Wharton, each of whom previously served as a director of the company, as advisory directors.

J. Bennett Johnston is Chairman of Johnston & Associates, LLC, a business consulting firm and consultant to the company, and Chairman of Johnston Development Co. LLC, a project development firm. He served as United States Senator from 1972 to 1997.

Gabrielle K. McDonald has served as a judge on the Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Judge McDonald has also served as the Special Counsel on Human Rights to the company since 1999.

J. Stapleton Roy is Director of the Kissinger Institute on China and the United States at the Woodrow Wilson International Center for Scholars. He is Senior Advisor and previously served as Vice Chairman and Managing Director of Kissinger Associates, Inc., international consultants and consultants to the company. He previously served as Assistant Secretary of State for Intelligence and Research and United States Ambassador to Indonesia.

J. Taylor Wharton is the retired Special Assistant to the President for Patient Affairs and professor of Gynecologic Oncology at The University of Texas M. D. Anderson Cancer Center and a consultant to the company.

Board Committees

Our board has four standing committees: an audit committee, a corporate personnel committee, a nominating and corporate governance committee and a public policy committee. Each of our audit, corporate personnel and nominating and corporate governance committees are composed entirely of independent directors. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our web site at www.fcx.com under Investor Center — Corporate Governance and are available in print upon request. The members and primary functions of each board committee are described below.

Audit Committee Members	Functions of the Committee	Meetings in 2011
Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr. Jon C. Madonna Stephen H. Siegele	• please refer to “Audit Committee Report” included in this proxy statement	4

Corporate Personnel Committee Members	Functions of the Committee	Meetings in 2011
H. Devon Graham, Jr., Chairman Robert J. Allison, Jr. Charles C. Krulak Bobby Lee Lackey	• determines the compensation of our executive officers • administers our cash-based and equity-based incentive compensation plans • oversees our assessment of whether our compensation practices are reasonably likely to expose the company to material risks • please refer to “Corporate Personnel Committee Procedures” included in this proxy statement for more information	3

Nominating and Corporate Governance Committee Members	Functions of the Committee	Meetings in 2011
Robert J. Allison, Jr., Chairman Robert A. Day Gerald J. Ford	• nominates individuals to stand for election or re-election as directors • considers recommendations by our stockholders of potential nominees for election as directors • makes recommendations to our board concerning the structure of our board and board committees • conducts annual board and committee evaluations • maintains and makes recommendations to our board regarding our corporate governance guidelines • oversees the form and amount of director compensation	2

Public Policy Committee Members	Functions of the Committee	Meetings in 2011
Stephen H. Siegele, Chairman Robert J. Allison, Jr. Charles C. Krulak Bobby Lee Lackey Dustan E. McCoy B. M. Rankin, Jr.	• oversees our environmental policy and implementation programs • oversees our compliance programs relating to our human rights, social, community and employment policies and practices • oversees our governmental and community relations and information programs • oversees our health and safety programs • oversees our charitable and philanthropic contributions	3

Corporate Personnel Committee Procedures

The corporate personnel committee has the sole authority to set annual compensation amounts and annual and long-term incentive plan criteria for our executive officers, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers. The committee oversees our assessment of whether our compensation practices are reasonably likely to expose the company to material risks. The committee annually recommends to our board the slate of officers for the company, periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions.

To the extent stock options or other equity awards are granted in a given year, the committee’s historical practice has been to grant such awards at its first meeting of that year, which is usually held in January or February. Each July or August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, the first meeting of each year is scheduled approximately six months in advance and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. The committee has a written policy stating that it will approve all regular annual equity awards at its first or second meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade.

The terms of our stock incentive plans provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the committee’s policies, for purposes of our stock incentive plans, the fair market value of our common stock will be determined by reference to the closing sale price on the grant date. In addition, our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended. Our current equity grant policy provides that each of the chairman of the board and the chief executive officer of the company has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may relate to more than 20,000 shares of our common stock;

•	Such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	The officer must report any such grants to the committee at its next meeting.

The committee engages an independent executive compensation consultant to advise the committee on matters related to executive compensation. Please refer to “Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant. In addition, the board has its own independent legal counsel, with whom the committee consults on an as needed basis.

Compensation Committee Interlocks and Insider Participation

The current members of our corporate personnel committee are Messrs. Allison, Graham, Krulak and Lackey. In 2011, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our corporate personnel committee.

Board’s Role in Oversight of Risk Management

Our board as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, our board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company. In addition, as reflected in our principles of business conduct, our board seeks to establish a “tone at the top” communicating the board’s strong commitment to ethical behavior and compliance with the law.

Our board believes that full and open communication between senior management and the board is essential to effective risk oversight. Our chairman and our chief executive officer meet and discuss regularly with senior management a variety of matters including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the board on risk management-related or any other matters. Our board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While our board is ultimately responsible for risk oversight at the company, its four committees assist our board in fulfilling its oversight responsibilities with respect to certain areas of risk. As part of its responsibilities as set forth in its charter, the audit committee is responsible for reviewing and discussing with management and our independent registered public accounting firm the company’s major financial risk exposures and the measures management has taken to monitor, control and minimize such risks, including the company’s risk assessment and risk management policies. The audit committee assists our board in fulfilling its oversight responsibilities by monitoring the effectiveness of the company’s system of financial reporting and internal controls, and the company’s compliance with legal and regulatory compliance. Our internal audit firm and independent registered public accounting firm meet regularly in executive session with the audit committee. As part of its responsibilities as set forth in its charter, the corporate personnel committee is responsible for overseeing the company’s assessment of whether its compensation policies and practices are reasonably likely to expose the company to material risks and, in consultation with management, is also responsible for overseeing the company’s compliance with regulations governing executive compensation. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risks associated with the company’s board leadership structure and corporate governance matters. The public policy committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our environmental policy and implementation programs, governmental and community relations programs, human rights, social, community and employment policies and practices, and health and safety programs. Each committee regularly reports on these matters to the full board.

Board and Committee Independence and Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, our board has affirmatively determined that each of Messrs. Allison, Day, Ford, Graham, Krulak, Lackey, Madonna, McCoy and Siegele has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which comply with the applicable NYSE listing standards and SEC rules. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee recommended to the board that the nine directors named above be considered independent, which the board approved.

Our board also has determined that each of the members of the audit, corporate personnel, and nominating and corporate governance committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, our board has determined that each of the following members of the audit committee — Messrs. Day, Ford, Graham and Madonna — qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Director Stock Ownership Guidelines

In 2006, the nominating and corporate governance committee adopted stock ownership guidelines applicable to our directors. Under the guidelines, each non-management director is encouraged to maintain ownership of company stock valued at five times his or her annual retainer, determined by reference to the one-year or five-year trailing average monthly stock price. Shares of common stock currently owned by the directors are counted for purposes of the stock ownership guidelines, as are shares held in individual retirement accounts, shares issuable upon the vesting of outstanding restricted stock units (RSUs) and shares held in certain trusts. As of December 31, 2011, all of our non-management directors exceeded their target ownership levels.

Consideration of Director Nominees

In evaluating nominees for membership on our board, our nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee takes into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. In selecting nominees, the committee seeks to have a board that represents a diverse range of perspectives and experience relevant to the company. The committee also evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their experience in these various areas.

Our nominating and corporate governance committee regularly assesses the appropriate size of our board, and whether any vacancies on our board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

As stated above, our nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual meeting of stockholders. Any nomination must be in writing and received by our corporate secretary at our principal executive office no later than February 14, 2013. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2013 annual meeting or 10 days following the public announcement of the date of the 2013 annual meeting. Any stockholder submitting a nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-management directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Copper & Gold Inc., Attn: Board of Directors or the name of the individual director or directors, 333 North Central Avenue, Phoenix, Arizona 85004. The communication will be forwarded to the appropriate directors.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors as well as the skill-level required by the company to be an effective member of our board. The form and amount of director compensation is reviewed by our nominating and corporate governance committee, which makes recommendations to the full board.

Cash Compensation

On May 4, 2011, we adopted a new cash compensation policy for our directors. As of May 4, 2011, each non-management director and advisory director receives an annual fee of $75,000. Committee chairs receive an additional annual fee as follows: audit committee, $25,000; corporate personnel committee, $20,000; and all other committees (including nominating and corporate governance committee and public policy committee), $15,000. Committee members, excluding the committee chairman, receive an additional annual fee as follows: audit committee, $12,500; corporate personnel committee, $10,000; and all other committees (including nominating and corporate governance committee and public policy committee), $7,500. Each non-management director and each advisory director receives a fee of $3,000 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

Prior to May 4, 2011, each non-management director and advisory director received an annual fee of $70,000. Committee chairs received an additional annual fee as follows: audit committee, $20,000; corporate personnel committee: $15,000; and nominating and corporate governance committee and public policy committee, $10,000. Committee members, excluding the committee chairman, received an additional annual fee as follows: audit committee, $10,000; corporate personnel committee, $7,500; and nominating and corporate governance committee and public policy committee, $5,000. Each non-management director and each advisory director received a fee of $1,500 for attending each board and committee meeting (for which he or she was a member) prior to May 4, 2011 and was reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

The compensation of each of Messrs. Moffett and Adkerson is reflected in the “2011 Summary Compensation Table” included in this proxy statement.

Equity-Based Compensation

During 2011, non-management directors and advisory directors also received equity-based compensation under our Amended and Restated 2006 Stock Incentive Plan (the Plan), which was approved by our stockholders. The Plan authorizes our nominating and corporate governance committee to make equity grants, including options to acquire shares of our common stock and RSUs, to our non-management directors and advisory directors at its discretion. Under our current program, upon approval of our nominating and corporate governance committee, each non-management director and advisory director receives an annual grant of options to acquire 10,000 shares of our common stock and 2,000 RSUs on June 1st of each year. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The RSUs also vest ratably over the first four anniversaries of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock and include market rate interest. The dividend equivalents are only paid upon vesting of the RSUs. In addition, upon initial election to the board other than at an annual meeting, a director will receive a pro rata grant of options and RSUs. On June 1, 2011, each non-management director and advisory director was granted an option to purchase 10,000 shares of common stock with an exercise price of $49.38 and 2,000 RSUs.

Non-management directors and advisory directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors and advisory directors may also elect to defer all or a portion of their annual fee and meeting fees, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “2011 Director Compensation” table for details regarding participation in this program by our non-management directors.

Frozen and Terminated Retirement Plan

In April 2008, we revised our retirement plan for non-management directors who reach age 65 and are entitled to a retirement benefit based on the annual director fees. We froze the benefit under this plan for our existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000 (the prior level of annual director fees), depending on the number of years the retiree served as a non-management director for us or our predecessors. The percentage of the maximum annual benefit, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-management director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of Freeport-McMoRan Inc., our former parent, and who did not retire from that board, will receive upon retirement from our board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.

The chart below identifies the current non-management directors who would have been eligible to participate in the retirement plan as of December 31, 2011, and summarizes the projected benefit to each assuming the director had retired from our board on such date:

Name of Eligible Director	Percent of Annual Benefit (Maximum $40,000) to be Paid Annually Following Retirement	Eligible for Additional $20,000 Benefit
Robert J. Allison, Jr.	100%	No
Robert A. Day	100%	Yes
Gerald J. Ford	100%	No
H. Devon Graham, Jr.	100%	No
Charles C. Krulak	50%	No
Bobby Lee Lackey	100%	Yes
Jon C. Madonna	50%	No
B. M. Rankin, Jr.	100%	No	(1)

(1)	Mr. Rankin previously retired from the company’s former parent and is currently receiving the additional $20,000 retirement benefit from a successor entity.

Matching Gifts Program

Our foundation administers a matching gifts program, which is available to our directors, officers, employees, full-time consultants and certain retirees. Under the program, our foundation will match a participant’s gifts to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. Our foundation provides the gifts directly to the institution. For directors, our foundation double matches the first $1,000 of donations per year per eligible institution. Donations above $1,000 are single matched. The annual amount of our matching gifts for any director may not exceed $40,000. However, in 2011 the foundation waived the limit on matching gifts made to organizations related to disaster relief efforts in connection with the Japan earthquake/Pacific tsunami and tornadoes in the United States.

2011 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-management directors during 2011.

2011 Director Compensation

Name of Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Robert J. Allison, Jr.	$133,884	$98,760	$199,300	$41,544	$70,576	$544,064
Robert A. Day	127,236	98,760	199,300	20,952	40,452	486,700
Gerald J. Ford	118,589	98,760	199,300	15,876	43,952	476,477
H. Devon Graham, Jr.	133,236	98,760	199,300	—	6,775	438,071
Charles C. Krulak	117,589	98,760	199,300	5,048	41,371	462,068
Bobby Lee Lackey	117,589	98,760	199,300	4,602	8,656	428,907
Jon C. Madonna	108,942	98,760	199,300	5,982	5,419	418,403
Dustan E. McCoy	96,442	98,760	199,300	28,264	1,055	423,821
B. M. Rankin, Jr.	102,442	98,760	199,300	—	874,401	1,274,903
Stephen H. Siegele	129,736	98,760	199,300	26,696	10,452	464,944

(1)	Each of Messrs. Allison, Ford and Siegele elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee. The amounts reflected in this column include the fees used to purchase shares of our common stock by the directors.

(2)	On June 1, 2011, each non-management director was granted 2,000 RSUs. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant at the closing sale price per share of our common stock.

(3)	On June 1, 2011, each non-management director was granted options to purchase an aggregate of 10,000 shares of our common stock. Amounts reflect the aggregate grant date fair value of the options. The options that were granted had a grant date fair value of $19.93 per option using the Black-Scholes-Merton option valuation model. For information relating to the assumptions made by us in valuing the option awards made to our non-management directors in fiscal year 2011, refer to Notes 1 and 11 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2011.

The following table sets forth the total number of outstanding RSUs, stock options and stock appreciation rights (SARs) held by each non-management director as of December 31, 2011:

Name of Director	RSUs	Options	SARs(†)
Robert J. Allison, Jr.	16,000	110,000	—
Robert A. Day	8,000	190,000	26,224
Gerald J. Ford	8,000	190,000	26,224
H. Devon Graham, Jr.	23,000	75,000	—
Charles C. Krulak	11,000	100,000	—
Bobby Lee Lackey	11,000	70,000	—
Jon C. Madonna	12,000	100,000	—
Dustan E. McCoy	12,000	100,000	—
B. M. Rankin, Jr.	8,000	70,000	—
Stephen H. Siegele	8,000	110,000	—

(†)	Reflects SARs awarded under our former director compensation program.

(4)	Amounts reflect the aggregate change in the actuarial present value of each director’s accumulated benefit under the revised retirement plan as calculated in accordance with Item 402 of Regulation S-K. Messrs. Graham and Rankin had a negative change in the actuarial present value of the pension benefit in the amounts of ($1,140) and ($5,268), respectively. A negative change in actuarial present value of the pension benefit occurred in 2011 due to changes in the discount rate and/or decreasing life expectancies when the director continues to provide services past the normal retirement date age of 65. As noted above, the director retirement plan has been terminated for any future directors.

(5)	Includes (a) our foundation’s matching of contributions to charitable organizations under the matching gifts program, (b) consulting fees received in connection with the consulting arrangements described under “Certain Transactions” below, (c) interest credited on dividend equivalents on unvested RSUs during 2011 and (d) the dollar value of life insurance premiums and the related tax reimbursement paid by the company pursuant to an arrangement assumed in connection with our acquisition of Phelps Dodge Corporation as follows:

Name of Director	Matching Gifts(1)	Consulting Fees	Interest Credited on Dividend Equivalents	Life Insurance Premium and Tax Paid
Robert J. Allison, Jr.	$68,000	—	$2,576	—
Robert A. Day	40,000	—	452	—
Gerald J. Ford	43,500	—	452	—
H. Devon Graham, Jr.	4,000	—	2,775	—
Charles C. Krulak	40,000	—	666	$705
Bobby Lee Lackey	8,000	—	656	—
Jon C. Madonna	4,000	—	706	713
Dustan E. McCoy	—	—	706	349
B. M. Rankin, Jr.	57,000	$816,949	452	—
Stephen H. Siegele	10,000	—	452	—

(1)	The annual amount of our matching gifts for any director may not exceed $40,000. However, in 2011 the foundation waived the limit on matching gifts made to organizations related to disaster relief efforts in connection with the Japan earthquake/Pacific tsunami and tornadoes in the United States.

Proposal No. 1: Election of Directors

The terms of all of our directors expire at our 2012 annual meeting of stockholders. In accordance with our by-laws, our board has fixed the number of directors at twelve. Upon the recommendation of our nominating and corporate governance committee, our board has nominated each of Messrs. Adkerson, Allison, Day, Ford, Graham, Krulak, Lackey, Madonna, McCoy, Moffett, Rankin and Siegele to serve a one-year term commencing at our 2012 annual meeting and continuing until our 2013 annual meeting or until their successors are duly elected and qualified. The persons named as proxies on the proxy card intend to vote your proxy for the election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Vote Required to Elect Director Nominees

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the director nominees who receive the most votes being elected.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. Our nominating and corporate governance committee will recommend to the board whether to accept or reject the tendered resignation. Our board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to our board whether to accept or reject them. Any vacancies on our board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE DIRECTOR NOMINEES LISTED ABOVE.

Information About Director Nominees

The following table provides certain information as of April 18, 2012, with respect to each director nominee, including information regarding the person’s business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused our nominating and corporate governance committee and our board to determine that the person should be nominated at our 2012 annual meeting of stockholders to serve as a director of the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Name of Director	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
Richard C. Adkerson	65

Chief Executive Officer of the company since December 2003. President of the company since January 2008 and from April 1997 to March 2007. Chief Financial Officer of the company from October 2000 to December 2003. Current Co-Chairman of the Board of McMoRan Exploration Co. (McMoRan). President and Chief Executive Officer of McMoRan from 1998 to 2004. Vice Chairman of Freeport-McMoRan Inc. from 1995 to 1997. Chairman, Chief Executive Officer & President of Stratus Properties Inc. from 1992 to 1998. Partner in Arthur Andersen & Co. where he served as a Managing Director and head of the firm’s global oil and gas industry services from 1978 to 1989. Professional Accounting Fellow with the Securities and Exchange Commission and Presidential Exchange Executive from 1976 to 1978. Holds B.S. in Accounting with highest honors and M.B.A. from Mississippi State University and completed Advanced Management Program at Harvard Business School.

Mr. Adkerson is an experienced business leader making him highly qualified to serve as a member of our board of directors. As President and Chief Executive Officer, he is responsible for the executive management of the company. He has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business. Mr. Adkerson is recognized as a mining industry leader, having served as past Chairman of the International Council on Mining and Metals and on the Executive Board of the International Copper Association.

			2006

Name of Director	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
Robert J. Allison, Jr.	73

Retired Chairman of the Board and Chief Executive Officer of Anadarko Petroleum Corporation. Chairman of the Board of Anadarko Petroleum Corporation from 1986 to 2005. President and Chief Executive Officer of Anadarko Petroleum Corporation from 1979 to 2002 and March 2003 to December 2003. Holds B.S. in Petroleum Engineering from The University of Kansas. Former director of Anadarko Petroleum Corporation.

Mr. Allison’s experience serving as the former President and Chief Executive Officer and Chairman of the Board of one of the largest independent oil and gas exploration and production companies in the world provides him with a wealth of knowledge in dealing with operational, strategic, financial, regulatory and international matters at the board level. His business and board experience make him highly qualified to serve as the chairman of our nominating and corporate governance committee.

			2001

Robert A. Day	68

Chairman of the Board, Chief Executive Officer and founder of Trust Company of the West, an investment management company and one of the largest independent trust companies in the U.S. Chairman of the Board of TCW Group, a registered investment management company. Chairman of Oakmont Corporation, a registered investment advisor. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Holds B.S. in Economics from Claremont McKenna College. Current director of McMoRan. Former director of Société Générale.

Mr. Day is an experienced entrepreneur and financial leader with the skills necessary to serve on our board of directors and to lead our audit committee. With his background in economics and extensive experience in the financial services industry, Mr. Day is well-versed in accounting standards and regulations, and is equipped to evaluate financial results and generally oversee the financial reporting process of a large corporation. Mr. Day brings significant business and finance experience to our board and provides insight into strategies and solutions to address an increasingly complex business environment.

			1995

Name of Director	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
Gerald J. Ford	67

Principal Shareholder and Chairman of the Board of Hilltop Holdings Inc. since August 2007, and a director of Hilltop Holdings Inc. since June 2005. General Partner of Ford Financial Fund, L.P., a private equity firm, from January 2010 to present. Chairman of the Board of Pacific Capital Bancorp from 2010 to present. Chairman of the Board and Chief Executive Officer of Golden State Bancorp, Inc. and its wholly owned subsidiary, California Federal Bank, FSB, a Federal Savings Bank, from 1998 through its 2002 merger with Citigroup Inc. Chairman of the Board of First Acceptance Corporation from 1996 to 2010 and Chief Executive Officer of First Acceptance Corporation from 1996 to 2002. Holds B.A. in Economics and J.D. from Southern Methodist University. Current director of McMoRan, Hilltop Holdings Inc., SWS Group, Inc., Pacific Capital Bancorp and Scientific Games Corporation. Former director of First Acceptance Corporation, Liberté Investors, Inc., Americredit Corp., and Affordable Residential Communities, Inc.

Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwestern United States, over the past 30 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. His extensive banking industry experience and educational background provide him with significant knowledge in dealing with financial, accounting and regulatory matters, making him a valuable member of our board of directors. In addition, his service on the board of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the board and positions him well to serve as a member of our nominating and corporate governance and our audit committees.

			2000

Name of Director	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
H. Devon Graham, Jr.	77

President of R. E. Smith Interests, an asset management company, from 1997 to present. U.S. Regional Managing Partner, Arthur Andersen & Co. from 1985 to 1997. Chairman of the Board of Partners of Arthur Andersen & Co. from 1984 to 1986. Holds B.S. in Accounting from Mississippi State University. Current director of McMoRan.

Mr. Graham has over 40 years of experience in public accounting and has served in various leadership positions with an international accounting firm, including Chairman of the Board of Partners, member of the Worldwide Executive Committee, U.S. Regional Managing Partner, member of the U.S. Leadership Committee and Chairman of the Industry Steering Committee, making him a valuable member of our board of directors and our audit committee as well as chair of our corporate personnel committee. In addition, Mr. Graham brings invaluable management and administrative experience as President of an asset management company. His experience provides him with the necessary skills to lead our corporate personnel committee.

			2000

Charles C. Krulak	70

President of Birmingham-Southern College from March 2011 to present. Former Commandant, United States Marine Corps, the Marine Corps’ highest-ranking officer. Retired from United States Marine Corps in 1999 after serving 35 years. Executive Vice Chairman and Head of Mergers and Acquisitions of MBNA Corp., a financial services company, from March 2004 to June 2005. Chief Executive Officer of MBNA Europe Bank, Ltd. from January 2001 to March 2004, and Senior Vice Chairman of MBNA America Bank, N.A. from 1999 to 2001. Holds B.S. in Engineering from U.S. Naval Academy and M.S. in Labor Relations from George Washington University. Current director of Union Pacific Corporation and the Aston Villa Football Club, U.K. Former director of ConocoPhillips and Phelps Dodge Corporation.

As a retired Commandant of the United States Marine Corps, General Krulak brings a unique perspective to our board. His successful record of leadership and military service makes him highly suited to understand and oversee the complex managerial, strategic and international considerations addressed by our board. In addition, General Krulak’s service on the boards of other public companies allows him to provide our board with a variety of insights.

			2007

Name of Director	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
Bobby Lee Lackey	74

Consultant. President and Chief Executive Officer of McManus-Wyatt-Hidalgo Produce Marketing Co., shipper of fruits and vegetables from 1998 to 2000. Chairman of the Board and Chief Executive Officer of McManus Produce Co., Inc., McManus Cotton Gin, Inc. and McManus Ice Co., Inc. from 1968 to 1998. Former President of Texas Citrus and Vegetable Growers & Shippers Association. Attended The University of Texas at Austin.

Mr. Lackey’s over 40 years of experience in the agricultural business, where he served in various leadership positions, including President and Chief Executive Officer, makes him a valuable member of our board of directors. This experience provides him with a broad understanding of the operational, financial and strategic issues facing the company.

			1995

Jon C. Madonna	68

Retired Chairman and Chief Executive Officer of KPMG, an international accounting and consulting firm. Retired from KPMG in 1996 having held numerous senior leadership positions throughout his career spanning over 25 years. Chairman of DigitalThink, Inc. from April 2002 to May 2004 and Chief Executive Officer of DigitalThink, Inc. from 2001 to 2002. President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000 and Vice Chairman of Travelers Group, Inc. from 1997 to 1998. Holds B.S. in Accounting from The University of San Francisco. Current director of AT&T Inc. and Tidewater Inc. Former director of Albertson’s, Inc., Visa Inc., Jazz Technologies, Inc. and Phelps Dodge Corporation.

Mr. Madonna’s long career in public accounting with an international accounting firm and his service as an executive and a director for several publicly traded companies provides him with extensive experience in dealing with financial, accounting and regulatory matters at the board level and gives him a deep understanding of the role of the board and expectations of our directors. In addition, his service on the audit and nominating committees of public companies in a variety of industries positions him well to serve as a member of our audit committee and to provide insights into strategies and solutions to address the challenges of our business.

			2007

Name of Director	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
Dustan E. McCoy	62

Chairman and Chief Executive Officer since December 2005 of Brunswick Corporation, a leading, publicly traded, global manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and bowling and billiards equipment. President of the Brunswick Boat Group from 2000 until 2005. Joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Prior to joining Brunswick, served as Executive Vice President for Witco Corporation, a publicly traded specialty chemical products company, with operating responsibility for a variety of global businesses and functions and served as Senior Vice President, General Counsel and Corporate Secretary. Holds B.S. in Political Science from Eastern Kentucky University and J.D. in Law from Salmon P. Chase College of Law. Current director of Louisiana-Pacific Corporation and Brunswick Corporation. Former director of Phelps Dodge Corporation.

Mr. McCoy’s experience serving as Chairman and Chief Executive Officer of a large, global publicly traded company provides him with a broad understanding of the operational, financial and strategic issues facing the company. In addition, his experience and qualifications as a general counsel enable him to provide insight in addressing legal and regulatory matters.

			2007

Name of Director	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
James R. Moffett	73

Chairman of our board from 1992 to present. Chief Executive Officer of the company from 1995 to 2003. Co-Chairman of the Board, President and Chief Executive Officer of McMoRan. Received Horatio Alger Association of Distinguished Americans Award in 1990. Received Norman Vincent Peale Award in 2000 for exceptional humanitarian contributions to society. Holds B.S. with special honors in Geology from The University of Texas at Austin and M.S. in Geology from Tulane University.

Mr. Moffett, one of the founders of the company, has extensive expertise as a practicing geologist and with respect to our business operations, making him uniquely qualified to lead our board. In 1969, he and two associates founded McMoRan Oil & Gas Co., which developed into one of America’s leading independent oil and gas companies. In 1981, Mr. Moffett led the effort to merge McMoRan Oil & Gas Co. and Freeport Minerals Company. The merger resulted in the establishment of a new company, Freeport-McMoRan Inc., our former parent company, which became one of the world’s leading natural resource companies of which he served as Chairman and Chief Executive Officer from 1984 until 1997 when it was acquired. Through his leadership and skill as a geologist, Mr. Moffett has guided our growth through significant discoveries of metal reserves and the development of our mines, milling facilities and infrastructure. As executive chairman, he continues to further our business strategy by applying his exceptional talents and experience as a geologist. He directs our global exploration programs and continues to be instrumental in fostering our relationships with host governments, including the government of Indonesia, the location of our Grasberg mine.

			1992

Name of Director	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
B. M. Rankin, Jr.	82

Private investor. Vice Chairman of our board from 2001 to present. Current Vice Chairman of the Board of McMoRan. Director and member of the Executive Committee of U.S. Oil and Gas Association, serving as Chairman from 2008 to 2010. McCombs School of Business, The University of Texas at Austin Hall of Fame, 2006. Hunt Oil Company from 1955 to 1967. Director of Texas Oil and Gas Association. Holds B.B.A. from The University of Texas at Austin.

Mr. Rankin is one of the founders of the company and has more than 50 years of experience in the natural resources industry. In 1969, along with Mr. Moffett and another associate, he founded McMoRan Oil & Gas Co., which developed into one of America’s leading independent oil and gas companies. In 1981, McMoRan Oil & Gas Co. and Freeport Minerals Company merged, resulting in the establishment of one of the world’s leading natural resource companies,
Freeport-McMoRan Inc., our former parent company. As a founder, he has a comprehensive understanding of the company and its management, operations and financial requirements. With his detailed knowledge of our business and his perspectives regarding strategic and operational opportunities and challenges facing us, he continues to provide valuable insight to our board of directors.

			1995

Stephen H. Siegele	52

Private investor. Founder and Chief Executive of Advanced Delivery & Chemical Systems, Inc. (ADCS), a worldwide leader in advanced chemicals and delivery hardware serving markets in Asia, Europe and the U.S., from 1988 to 1997. In 1997, ADCS merged with Advanced Technology Materials, Inc., a public company, where Mr. Siegele became a divisional president and Vice Chairman of the Board of Directors until his retirement in 2000. He then founded and served as Chairman of Fluorine On Call, Ltd., a private company that designs and manufactures high purity fluorine generators. Mr. Siegele retired from Fluorine On Call, Ltd. in April 2006. Holds B.S. in Chemical Engineering from the University of Wisconsin-Madison and is an inventor of numerous U.S. patents.

Mr. Siegele has extensive experience as an entrepreneur and inventor within the semiconductor, microelectronics and chemical industries, and as a director and senior manager of public and private companies. These experiences provide him with a strong background in addressing the strategic, operational, financial and technical matters presented to our board, and make him highly qualified to serve as chairman of our public policy committee.

			2006

Stock Ownership of Directors and Executive Officers

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through our stock ownership guidelines applicable to our directors and executive officers.

The table below shows the amount of our common stock beneficially owned as of the record date, April 18, 2012, by each of our directors and our chief executive officer, our chief financial officer and our other executive officers (such officers being our named executive officers). Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Options	Number of Shares Subject to Exercisable Options and Vesting of RSUs(1)	Total Number of Shares Beneficially Owned(2)	Percent of Class(3)
Richard C. Adkerson(4)	1,567,285	3,625,000	5,192,285	*
Robert J. Allison, Jr.(5)	168,997	91,000	259,997	*
Michael J. Arnold(6)	173,982	970,000	1,143,982	*
Robert A. Day(7)	1,314,000	171,000	1,485,000	*
Gerald J. Ford(8)	99,056	171,000	270,056	*
H. Devon Graham, Jr.	11,000	55,000	66,000	*
Charles C. Krulak	9,000	80,000	89,000	*
Bobby Lee Lackey	19,842	35,000	54,842	*
Jon C. Madonna	14,680	69,000	83,680	*
Dustan E. McCoy	8,000	78,500	86,500	*
James R. Moffett(9)	3,081,849	1,375,000	4,456,849	*
Kathleen L. Quirk	272,509	1,874,000	2,146,509	*
B. M. Rankin, Jr.(10)	706,360	51,000	757,360	*
Stephen H. Siegele	229,962	91,000	320,962	*
Directors and executive officers as a group (14 persons)	7,676,522	8,736,500	16,413,022	1.71%

*	Ownership is less than 1%.

(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options, the vesting of RSUs granted pursuant to our stock incentive plans and the termination of deferrals on previously vested RSUs.

(2)	In addition to the RSUs included in “Number of Shares Subject to Exercisable Options and Vesting of RSUs,” each beneficial owner holds the following unvested RSUs, which are not included in the table above.

Name of Beneficial Owner	Number of RSUs
Richard C. Adkerson	253,572
Robert J. Allison, Jr.	12,500
Michael J. Arnold	66,795
Robert A. Day	4,500
Gerald J. Ford	4,500
H. Devon Graham, Jr.	20,500
Charles C. Krulak	8,500
Bobby Lee Lackey	8,500
Jon C. Madonna	10,500
Dustan E. McCoy	11,000
James R. Moffett	253,572
Kathleen L. Quirk	80,257
B. M. Rankin, Jr.	4,500
Stephen H. Siegele	4,500

For more information regarding the RSUs, see the sections titled “Director Compensation,” “Compensation Discussion and Analysis” and “Executive Officer Compensation Tables — Grants of Plan-Based Awards in Fiscal Year 2011.”

(3)	Based on 949,114,560 shares of our common stock outstanding as of April 18, 2012.

(4)	Includes (a) 20,330 shares of our common stock held in his individual retirement account (IRA), (b) 415,844 shares of our common stock held in a trust and (c) 100,000 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Mr. Adkerson has pledged 1,306,000 shares of our common stock to secure a line of credit.

(5)	Includes 59,244 shares of our common stock held by Mr. Allison’s spouse.

(6)	Includes 5,169 shares of our common stock held in our ECAP.

(7)	Includes 42,000 shares of our common stock held by his spouse, as to which he disclaims beneficial ownership. Mr. Day has pledged 1,272,000 shares of our common stock to secure a line of credit.

(8)	Includes 20,000 shares of our common stock held as trustee of a trust.

(9)	Includes (a) 3,019,462 shares of our common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, (b) 54,835 shares of our common stock held in our ECAP and (c) 7,552 shares of our common stock held by his spouse, as to which he disclaims beneficial ownership. The limited liability company through which Mr. Moffett owns his shares has entered into four forward sale contracts with a securities broker pursuant to which the limited liability company agreed to sell: (a) 450,000 shares of common stock on March 4, 2014, 171,598 shares of common stock on March 15, 2013, and 300,000 shares of common stock on November 3, 2014, with the sale price to be determined and paid on the respective maturity dates, and (b) up to 1,500,000 shares on November 3, 2014, with exact number of shares to be delivered on the maturity date determined by the closing price on such date, and in exchange for which the limited liability company received a payment upon execution of the contract. Under all four contracts, the limited liability company may elect to settle the contract in cash and retain ownership of the shares. The limited liability company has pledged a total of 2,421,598 shares in part to secure its obligations under these contracts but continues to hold beneficial ownership and voting power with respect to these shares, and the right to receive quarterly dividend payments of up to $0.15625 per share with respect to 171,598 of the shares and up to $0.3125 per share with respect to 450,000 of the shares.

(10)	Includes 585,360 shares held by a limited partnership in which Mr. Rankin is the sole shareholder of the sole general partner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2011, and written representations from certain reporting persons that no Forms 5 were required, we believe that all required reports were timely filed.

Stock Ownership of Certain Beneficial Owners

Based on filings with the SEC, the table below shows the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2011. Unless otherwise indicated, all information is presented as of December 31, 2011, and all shares beneficially owned are held with sole voting and investment power.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	75,315,139	(2)	7.94%

(1)	Based on 947,973,987 shares of our common stock outstanding as of December 31, 2011.

(2)	Based on a Schedule 13G/A filed with the SEC on February 13, 2012, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein.

Executive Officer Compensation

Compensation Discussion and Analysis

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and each of our two other executive officers (referred to as our named executive officers or NEOs). For fiscal year 2011, our named executive officers are:

•	James R. Moffett, our chairman of the board;

•	Richard C. Adkerson, our president and chief executive officer;

•	Kathleen L. Quirk, our executive vice president, chief financial officer and treasurer; and

•	Michael J. Arnold, our executive vice president and chief administrative officer.

In this CD&A, we provide an Executive Summary of our actions and highlights from 2011, including our response to the negative say-on-pay vote last year. We explain the principles that guide our corporate personnel committee’s (our committee) executive compensation decisions and discuss in detail each component of executive compensation, including the actual results yielded for each named executive officer in fiscal 2011. We also explain the process we follow when setting executive compensation. You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see proposal no. 2), as it contains information that is relevant to your voting decision.

Executive Summary

Our committee has implemented our executive compensation program to link the company’s performance (as measured by key financial and business objectives) to incentive compensation. Specifically, our committee believes that a significant portion of the named executive officers’ compensation corresponds to the key measures used by our stockholders in assessing company value. The primary quantitative measures are operating cash flow, return on investment (ROI) and total shareholder return (TSR). Our committee further believes in maintaining a straightforward executive compensation program using cash (short-term), performance-based restricted stock units (long-term), and stock options (long-term). Our stockholder-approved annual incentive plan (AIP) uses operating cash flow and ROI as performance measures in awarding annual cash incentives and performance-based restricted stock units (RSUs). Stock options are annually awarded and vest over four years.

Key Changes to our Compensation Practices Following the 2011 Negative Say-on-Pay Vote

We held our first advisory vote on executive compensation (the “say-on-pay” vote) at our 2011 annual meeting and 54% of the total votes cast voted against our 2010 executive compensation as described in the proxy statement. Both prior to and following our 2011 annual meeting, we conducted an extensive effort to engage our investors in conversations to identify the elements of our program that they believed to be problematic. We held conversations with over 25 of our largest institutional investors and two of the largest proxy advisory firms, and received comments on our executive compensation program. During the discussions, we reviewed our committee’s long-standing pay for performance philosophy and the company’s entrepreneurial culture, the history of our executive compensation programs, including recent modifications in response to changes in market practices as well as changes following the Phelps Dodge transaction in 2007, and the company’s long track record of being responsive to the concerns of our stockholders. After our committee worked to develop proposed changes to our executive compensation program, we also sought input from these stockholders and advisory firms in December 2011 and January 2012 on the proposed changes. The Chairman of our committee participated in many of these discussions.

During our discussions, many of our investors noted that the company is well managed and recognized (1) the company’s strong performance over the years and (2) that the company’s executive compensation has been linked to performance. Investors who voted against say-on-pay and the proxy advisory firms cited pay magnitude as the primary concern. Many of our stockholders also noted that our AIP has a ROI performance metric that they believed lacked sufficient rigor and expressed interest in seeing more information on the qualitative factors that the committee considers in determining the AIP awards.

During 2011 and continuing into 2012, our committee worked with its independent consultant to revise our executive compensation program to respond to these concerns. In response to stockholder feedback, we implemented changes to the executive compensation program, including adding new caps and increasing the rigor of the ROI performance metric in the AIP. As a result of these changes, as shown below, the total direct compensation awarded to each of the Chairman and the CEO for performance in 2011 was approximately 40% less than the amount awarded for 2010. The following is a summary of the changes to the executive compensation program, which are discussed in more detail elsewhere in this CD&A:

Revisions to Executive Compensation Program	Discussed on Pages
➢ Umbrella Cap on Incentive Compensation — Added an “umbrella” cap of $20 million on the total incentive awards (AIP, both the cash and equity components, and stock option grants) that may be received in any one year by each of our chairman and chief executive officer.	39
➢ Reduced AIP Cap — Reduced the total value of annual awards under the AIP (cash and equity) from 8x to 6x the executive’s base salary.	34
➢ Reduced Cash Cap Under AIP — Reduced the total cash value of annual awards under the AIP from 4x to 3x the executive’s base salary.	34
➢ Increased Rigor of the ROI Performance Measure in AIP — Adopted a matrix of potential awards designed to increase the rigor of the ROI performance metric as copper prices increase.	34

➢       Added Disclosure on Qualitative Factors Considered in AIP Awards — Included additional information in this CD&A on the qualitative factors that the committee considered in determining awards under the AIP.

35 – 38

➢       Added TSR Element to RSUs — Revised the terms of the RSUs received as the equity component of the AIP to provide that the RSUs will cliff vest after three years, with 20% of the award subject to forfeiture if our TSR for the three-year period ending on the December 31st prior to the vesting date is below the median TSR of our peer group.

34 – 35

➢       Revised Stock Option Methodology — Revised the methodology for determining the level of stock options awarded each year to be based on the Black-Scholes-Merton (referred to as Black-Scholes) valuation model rather than a fixed share basis.

39 – 40
➢ Implemented “Double Trigger” on Equity — Revised the terms of the RSUs and stock options granted beginning in February 2012 to provide that they will vest in connection with a change of control only if the recipient experiences an actual or constructive termination of employment within one year of the change of control.	44
➢ Adopted a Clawback Policy — Provided that the company may recover incentive awards paid based on restated financial statements under certain circumstances.	46

In addition to the revisions to the executive compensation program noted above, we have also adopted or modified in recent years other features of our program, including the elimination of all tax gross-ups and the elimination of some perquisites. Our committee recognizes that executive compensation is an evolving area and will continue to monitor market developments. During 2012, rules are expected to be adopted to implement provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd Frank) relating to compensation clawbacks, hedging transactions, and pay ratio and pay for performance disclosures. Our committee expects to consider adopting new, or modifying current, policies and practices relating to these matters during the course of the next year.

Comparison of 2010 and 2011 Total Direct Compensation — Chairman and CEO Pay 40% Lower

Our committee views each executive’s “total direct compensation” for a given year as the sum of the executive’s base salary, awards under the AIP for that year (both cash and performance-based RSUs), and the value of other long-term incentives granted in recognition of our performance for that year. As described in more detail below, we achieved record financial performance during 2011. As indicated in the following graphs (dollars in millions), the revisions to the executive compensation program in early 2012 had a significant impact on each executive’s total direct compensation for performance in 2011 as compared to 2010, with the total direct compensation awarded to each of the Chairman and the CEO for 2011 being 40% less than the amounts awarded for 2010. See “Summary of 2011 Total Direct Compensation” below for more information on how we calculate total direct compensation and how these amounts differ from the information contained in the 2011 Summary Compensation Table.

2011 Company Performance Highlights

For the second consecutive year, we achieved record financial performance during 2011. The following highlights certain of our accomplishments during 2011, many of which are also discussed under “Overview of Principal Components of Executive Compensation — Annual Incentive Awards — Factors Considered in Determination of 2011 AIP Awards”:

•	Net income attributable to common stock increased to $4.6 billion for 2011 compared to $4.3 billion for 2010

•	Operating cash flow of $6.6 billion for 2011 compared to $6.3 billion for 2010

•	Improved safety incident rates from 2010

•	Strong management of environmental and social programs

•	Solid operational performance and cost management

•	Successfully resolved prolonged labor strikes in Indonesia and Peru

•	Advanced important growth projects to increase copper and molybdenum production

•	Continued active exploration program for future reserve growth

•	Maintained strong balance sheet and enhanced cash returns to shareholders

•	While the financial and operational performance of the company was very strong in 2011, the company’s share price declined during 2011, primarily because of global economic uncertainties

Executive Compensation Philosophy

The fundamental tenants of our company’s executive compensation philosophy are to:

•

pay for performance by emphasizing performance-based compensation that balances rewards for both short- and long-term results and provides our executives with high reward opportunities for high corporate performance,

•	tie compensation to the interests of stockholders, and

•	provide a competitive level of compensation.

Our committee believes that its pay for performance philosophy complements the company’s entrepreneurial culture. In order to achieve these goals, our committee believes that not only should a significant portion of the named executive officers’ compensation be performance-based, such compensation should also correspond to the key measures used by our stockholders in assessing our company’s value. The primary elements of the performance-based pay under our program are the awards under our stockholder-approved annual incentive plan, which focus on operating cash flow and ROI, and also include a TSR requirement (new this year).

As described below, our annual incentive plan contains both a quantitative component pursuant to which the plan is funded based on our achievement of certain financial measures, and a qualitative component pursuant to which our committee exercises its discretion in determining the ultimate awards. If our company achieves the required ROI threshold, our annual incentive plan is funded by a percentage of operating cash flow, excluding working capital changes, which we believe is a key measure of our company’s performance. Our executive compensation program also contains certain caps on the awards payable to individual executives. Our committee then uses its discretion to determine individual awards within this framework, based on its evaluation of metrics that our committee believes are critical to our success and indicative of management’s performance during the year. Our committee believes that this dual approach, as further limited this year, appropriately awards our executives if the company performs well, but also gives the members of our committee the ability to exercise their judgment and consider qualitative factors that may not be easily measurable but that also impact our success. Our stockholders have indicated an interest in learning more about the other measures our committee considers, and we have included additional disclosure in this CD&A describing our committee’s discretionary assessment.

Overview of Principal Components of Executive Compensation

The principal components of executive officer compensation for 2011 were base salaries, annual incentive awards, and long-term incentive awards, the sum of which our committee views as the executives’ “total direct compensation.” In addition, we also provide our executives with certain personal benefits and perquisites, as well as post-employment compensation, which our committee considers separately from total direct compensation and which are further described below. The following charts illustrate the component mix of the aggregate total direct compensation paid to our named executive officers for 2011:

The following is an explanation of each principal component of our executive compensation program, including a description of our committee’s compensation decisions for 2011.

Base Salaries

How base salaries support our compensation philosophy and objectives:

•    Base salaries help us meet the objective of attracting and retaining the executive officers needed to manage our business successfully.

•    Fixed compensation in the form of base salary represents approximately 13% of our executive officers’ compensation, reflecting our goal to allocate more compensation to the performance-dependent elements of the total compensation package.

Individual base salary amounts reflect our committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical salary level. We have not increased the base salaries of our executive officers since May 2007, when increases to the base salaries of certain executive officers were approved to address the increased responsibilities of these executives following the acquisition of Phelps Dodge. The base salaries of Messrs. Moffett and Adkerson and Ms. Quirk are contractually set pursuant to their employment agreements.

    Annual Incentive Awards

Our annual incentive plan, or AIP, is designed to provide performance-based awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth.

How the overall design of the AIP, as modified for 2011, supports our compensation philosophy and objectives:

•    It encourages the entrepreneurial spirit of the organization and the alignment of executive management with stockholder objectives.

•    Its focus on operating cash flow, the underlying metric of the plan, reflects our goal to maximize cash flows and long-term value for our stockholders.

•    The variability of cash flows associated with changes in commodity prices, changes in production volumes, cost management and other changes in business conditions closely aligns management and stockholder interests.

•    Its revised cap on overall awards to six times the executive’s base salary limits the value of cash and equity awards while providing significant compensation opportunities if the company’s performance warrants high payouts.

•    Mandating that all payments over three times the executive’s base salary be made in performance-based RSUs having an equivalent value converts a portion of the annual award to a long-term incentive dependent upon the company’s continued performance.

The current AIP was approved by our stockholders in 2009, and its design is intended to provide compensation opportunities that reflect the performance of our business, which may vary significantly from year to year, and that are consistent with observed market pay levels. As noted above, the financial measure used to fund the AIP pool is operating cash flow, excluding working capital changes, reflecting our committee’s belief that operating cash flow is a meaningful indicator of overall performance for our company.

General Structure of the AIP.    Under our stockholder-approved AIP, if our five-year ROI (as defined in the AIP) is 6% or greater, our executive officers would share in a plan funding amount equal to 0.625% of our operating cash flow, as adjusted. Our committee allocates a percentage of the plan funding amount to each participant at the beginning of the year. As approved by our stockholders in 2009, the plan limits awards to each participant to eight times his or her salary, with awards over four times payable in performance-based RSUs. After the end of the year, if the ROI goal is achieved, our committee then uses its discretion to determine the payouts under the plan for the year, subject to the overall plan funding amount and the limits on the payouts set forth in the plan. The plan also specifically enumerates the following non-exclusive list of qualitative factors that our committee may consider in exercising this discretion: safety performance; total shareholder return; operating performance and financial results; implementation of business strategy and execution of business plans; exploration activities and reserve additions; responsiveness to changing market conditions; development of growth projects and opportunities; capital management; management of major projects; and achievement of sustainable development programs, including environmental management and social programs.

Changes to the AIP for 2011.    As noted above in the “Executive Summary,” as a result of input from our investors, we have refined the stockholder-approved AIP beginning with the awards for fiscal year 2011. The changes implemented for 2011 impact the application of our committee’s discretion to reduce the awards under the plan. Specifically, our committee implemented the following guidelines that will be used when determining awards under the AIP:

➢	Reduced Individual Caps Under the AIP — No participant in the AIP may receive an award under the plan having an aggregate value in excess of six times his or her salary (reduced from the eight times limit in the plan). In addition, the total value of the cash award under the AIP may not exceed three times the executive’s salary (reduced from the four times in the plan). These changes reduce the magnitude of each executive’s potential awards under the plan.

➢	Increased the Rigor of the AIP Performance Measure — The company’s operating cash flows are significantly impacted by changes in copper prices. Accordingly, as an additional overlay to the AIP metrics and the individual award caps, our committee adopted a matrix of potential awards, expressed as a multiple of salary, designed to increase the rigor of the ROI performance metric as copper prices increase. The matrix is used as a guideline and our committee considers various additional factors, as more fully described below, to determine the ultimate payouts under the AIP. Under this matrix, as copper prices increase (determined by the average consolidated realized copper price reported by the company), the company’s annual ROI must also increase in order for an increased salary multiple to apply (up to the six times cap). If ROI does not increase, the individual cap will be reduced as set forth in the table below. The matrix is only applicable if the average consolidated realized copper price reported by the company for the year is above $2.50 per pound. In developing the matrix, our committee and its consultants reviewed the company’s projections with an objective of establishing the upper end of the salary multiple opportunity as a stretch target. The annual ROI calculation will exclude costs of major projects until the project is operational.

Average Copper Price per Pound	Salary Multiples — Annual ROI Thresholds
	2x	3x	4x	5x	6x
$2.51-$3.00	6%	7%	10%	13%	16%
$3.01-$3.50	9%	10%	13%	16%	19%
$3.51-$4.00	12%	13%	16%	19%	23%
>$4.01	15%	17%	20%	23%	27%

The following example illustrates the application of these guidelines. For this example, we are assuming that the five-year ROI measure is met for the plan year, and that the company’s operating cash flow is sufficient to generate a plan funding amount in excess of six times the executives’ aggregate salaries (the revised cap). Under these guidelines, if the average copper price per pound for the year is $3.00, in order for the executives to be eligible for an aggregate payout under the AIP of six times his or her salary (the revised cap), the company’s annual ROI must be at least 16%. Whereas, if the average copper price per pound for the year is $4.20, in order for the executives to be eligible for an aggregate payout under the AIP of six times his or her salary, the company’s annual ROI must be at least 27%.

➢

Added TSR Element to Performance-Based RSUs — As noted above, under the revised guidelines, any award under the AIP that exceeds three times a participant’s salary must be made in the form of performance-based RSUs. As previously structured, these RSUs would have vested in one-third increments over a three-year period, and remained subject to the company’s continued achievement of the 6% ROI measure on each vesting date. Under the new guidelines, the performance-based RSUs granted as part of the AIP will cliff vest after three years if the ROI measure has been achieved, with 20% of the award subject to forfeiture if our TSR for the three-year period ending on the December 31st prior to the vesting date is below the median TSR of our peer group (the Peer Group). For purposes of the performance-based RSUs, TSR, as applied to the company or any company in the Peer Group, means stock price appreciation from the beginning to the end of the performance period, including dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the applicable company) during the performance period, expressed as a percentage return. In addition, the Peer Group against which we will measure our TSR for these performance-based RSUs is comprised of the following companies:

Alcoa Inc.	Rio Tinto plc
Anglo American plc	Southern Copper Corporation
Antofagasta plc	Teck Resources Limited
Barrick Gold Corporation	United States Steel Corporation
BHP Billiton plc	Vale S.A.
Newmont Mining Corp.	Xstrata plc

In selecting the Peer Group for these performance-based RSUs, we selected metals and mining companies that the investment community generally tracks as an industry group. Because there are limited U.S.-based metals and mining companies, we expanded our selection of U.S. companies to include two industrial metal companies, which resulted in a group of 12 companies, with one-third being comprised of U.S.-based companies.

Factors Considered in Determination of 2011 AIP Awards.    In February 2011, we assigned each of our executive officers a percentage of the aggregate plan funding amount under the stockholder-approved AIP for 2011: 40% to each of Messrs. Moffett and Adkerson, 11% to Ms. Quirk and 9% to Mr. Arnold. These allocations were based on each officer’s position and were consistent with the prior year’s allocations.

Quantitative Measures.    As noted previously, 2011 was an outstanding year for our company, although the company faced many challenges. During the five-year period ending in 2011, the average return on investment was 16.7%. For 2011, operating cash flow as adjusted for working capital changes as reflected in our consolidated statements of cash flows was $7.08 billion, thus producing a maximum plan funding amount of $44.2 million. In addition, under our new guidelines, the average recorded copper price per pound was $3.86 and the 2011 ROI was 36.7%, allowing for a guideline maximum payout opportunity of 6x base salary for each executive.

Qualitative Measures.    In addition to reviewing the quantitative results discussed above, our committee evaluated and considered the company’s and our management group’s performance relative to other factors in connection with its determination of the incentive awards that would be paid under the AIP to our executive officers. Specifically, our committee evaluated performance relative to safety results, environmental and social developments, certain operational metrics, results of growth initiatives, the company’s relative TSR and ROI, exploration results, financial management and management’s responses to labor and governmental challenges facing the company in 2011. The following is a summary of the information relative to these matters reviewed and considered by our committee when determining the 2011 AIP awards.

Safety.    The committee assessed the company’s safety performance for 2011 based in part on pre-established targets for the total reportable rates in each area of operation and the company as a whole. The company’s total reportable rate in 2011 improved about 6% compared to the 2010 rate and was slightly better than the 2011 target. Although the company’s total reportable rate improved in 2011, PT Freeport Indonesia’s operations regrettably had five reportable fatalities in 2011. In addition, the company faced a heightened security situation at PT Freeport Indonesia with 14 injuries and 9 fatalities during 2011 from unknown assailants. Our committee also recognized a number of significant safety initiatives that management completed in 2011, including the following:

•	Enhancement to the company’s fatality prevention program

•	Successful completion of health and safety audits at most operations and achievement of accredited OHSAS 18001 certification

•	Adoption of a new aviation safety policy

•	Development of crisis management guidelines for use by all operations

Environmental and Social.    Our committee recognized management’s continued efforts during 2011 to conduct business in an environmentally and socially responsible manner for the benefit of its stakeholders. Specifically, the company’s operations in North and South America incurred no significant environmental events for the second straight year and had approximately 70 regulatory/environmental inspections with only three minor notices of violation. In Indonesia, the company completed its ISO 14001 re-certification as well as internal, external and government compliance audits, which confirmed that PT Freeport Indonesia is in full compliance with applicable environmental laws and regulations. During 2011, the company had several sustainability accomplishments, including:

•	Published the company’s Working Toward Sustainable Development Report at the A+ level of the Global Reporting Initiative, including third-party assurance

•	Executed global social investments totaling $191 million in 2011, including approximately $100 million at PT Freeport Indonesia

•	Established three new community investment funds in Arizona, Colorado and New Mexico

•

Built key relationships and positioned the company as a social development leader through three new and three existing “commitments to action” to address social challenges in locations around the world where the company operates

•	Recruited and retained new teachers in the U.S. (specifically Arizona, Colorado and New Mexico) to increase the quality of education and students’ ability to compete globally

•	Developed an online business academy to provide business skills training, certification, and support opportunities to 3,400 women in Chile and Peru over five years

•	Continued work on the Cerro Verde freshwater treatment plant in Peru

•	Instituted a capacity building program as part of “Good Neighbor” platform in Africa and completed significant community development projects:

¡	Launched Tenke Fungurume Mining Social Community Fund, with the first project approved by Fund Board of Directors (comprised of company and community representatives)

¡	Upgraded community access to potable water

¡	Constructed an auditorium at a high school and new market in Fungurume

¡	Delivered 13 new classrooms to local schools

¡	Improved Tenke Fungurume healthcare clinic facilities

•	PT Freeport Indonesia received award from Minister of Health for preventing and fighting AIDS in the local community

•

Launched partnerships with the U.S. Government, including an English Access Microscolarship Program in Jayapura, Indonesia and a five-year $10 million commitment from USAID for extension of the Papuan Agriculture Development Alliance

Operational Metrics.    Our committee also evaluated the company’s achievement of production and sales targets, operational efficiencies and cost management.

Sales.    The company’s consolidated sales were about 5% below plan, primarily because of the labor strike in Indonesia that lasted more than three months. Following is a summary of the company’s 2011 sales results:

•	North America sales were on forecast, reflecting the successful initiatives to increase mining and milling activities at Morenci and the ramp up of production from restarts at Miami and Chino.

•	South America sales were similar to forecast, despite the challenges associated with a two-month labor strike at Cerro Verde.

•	Tenke sales were slightly below forecast but 8% above 2010, with successful initiatives to increase mining rates and improved mill performance.

•

Grasberg sales were below forecast because of the three-month strike, which impacted production by approximately 235 million pounds of copper and 275 thousand ounces of gold. Without the strike, Grasberg sales would have exceeded forecast.

Costs.    During 2011, management continued to aggressively manage costs despite inflationary pressures in a number of areas. The 2011 cost performance was very good in light of these cost pressures and the impact of the labor disruptions. Consolidated unit site production and delivery were within 5% of the unit costs estimated at the start of the year and unit net cash costs were lower than the original 2011 forecast.

Growth Initiatives.    Our committee recognized the significant efforts of management to grow our business and enhance returns for stockholders. Some of the projects involve restarting idled production or replacing production from depleting reserves and others involve major expansions. Through exploration and technical evaluations, management has identified three major projects that have the potential to increase production by nearly 1 billion pounds of copper (25%) over the next several years. Our committee noted the following major accomplishments on growth initiatives during 2011:

•	Restarts in North America on track to add 400 million pounds of copper per year

•	Successful construction and commissioning of El Abra Sulfide project replacing 300 million lbs of copper per year

•	Near completion of construction of Climax molybdenum mine (95% complete), with commissioning scheduled in 2012

•	Continued development of Grasberg Underground to prepare for transition in 2016

•	Completion of feasibility study on $4 billion Cerro Verde expansion to triple concentrator rates

•	Initiation of feasibility study to increase production at Morenci by 225 million pounds of copper by 2014

•	Completion of feasibility study and commencement of construction of Phase II expansion at Tenke to increase production by 50%

TSR & ROI Compared to Peers.    Our committee noted that the company’s one-year TSR was -37% compared to the median of -34% for the Peer Group and the company’s three-year TSR of 217% was above the 75th percentile of 176% and its five-year TSR was 60% compared to the median of 43%. Our stock price has historically been sensitive to copper prices, which have fluctuated significantly in recent years ranging from $1.38 to $4.60 per pound during the three years ended December 31, 2011. The company’s ROI for the first nine months of 2011, which was the data available at the time of our committee’s review, was 31%, which was the top ROI in our Peer Group. Our three-year ROI of 33% was above the 75th percentile and five-year ROI was 15.7%, slightly below the median of 16%. Thus, despite the stock price volatility we have experienced, management has effectively managed the business to deliver strong operational results.

Exploration Results.    Our committee noted the company’s aggressive exploration program to define the size of our resources, identify new resources, and develop expansion plans and growth initiatives, all with the view of generating long-term values. In particular, through recent exploration drilling activities, including the 2011 program, the company has identified the potential to add meaningful new reserves over the next several years, principally in North and South America. In addition, our committee noted the addition since 2007 of 46 billion pounds of copper reserves, replacing production by more than two times.

Financial Management.    The company has maintained a strong balance sheet, which provides financial strength to pursue aggressively its growth objectives, manage volatile market conditions and provide strong cash returns to shareholders. Specifically, our committee noted the following:

•

Year-end 2011 net cash position of $1.3 billion, compared with $17.6 billion in debt ($14.2 billion net of cash) at the time of the Phelps Dodge transaction in 2007. Interest cost savings from debt repayments in 2009-2011 total $260 million per year.

•	The company maintained investment grade ratings with three credit rating agencies.

•	We refinanced our bank credit facility on an unsecured basis in 2011.

•	We paid $1.4 billion in common stock dividends during 2011, including approximately $475 million in supplemental dividends.

•	We maintained strong credibility with analysts and investors.

Other Factors.    Our committee also considered the labor and governmental relations challenges faced by the company during 2011. Specifically, the company faced significant labor and security challenges at its Grasberg operations. In addition, we experienced heightened labor issues at our Cerro Verde mine in Peru. While labor strikes are not uncommon in the mining industry, the issues at Grasberg are particularly complex.

The labor strike at Grasberg lasted more than three months and there were significant security issues and obstacles to returning to normal operations. The situation was unprecedented in the 40+ year operating history at the site. In addition, PT Freeport Indonesia experienced significant damage to its property, obstruction of the road leading to the operations, and there were seven deaths during the course of the strike. While significant challenges remain to restore security to the area and enhance relations with employees, the local community and public perception, management successfully resolved the strike and obtained commitments for government and security support going forward.

The labor union at Cerro Verde staged a 60-day strike in the fourth quarter. Management was successful in maintaining peace and minimizing disruption during the strike. The company was successful in entering into a new three-year agreement on mutually satisfactory terms.

Long-Term Incentive Awards

Long-term incentives granted by the company may consist of a variety of incentives, but we have historically granted stock options, RSUs, or a combination of the two. Since 2009, our committee’s practice has been to make annual equity-based awards to the executives in the form of stock options.

How long-term incentive awards, specifically stock options, support our compensation philosophy and objectives:

•    Long-term incentives are a variable component of compensation intended to reward our executives for the company’s success in achieving sustained, long-term profitability and increases in stock value.

•    Stock options align the executives’ interests with those of our stockholders as their value is dependent on an increase in our stock price. We recognize that some institutional shareholders have expressed reservations about using stock options as performance-based compensation, but our committee strongly believes that stock options continue to be an excellent performance-based compensation vehicle that links compensation to shareholder return.

•    We also provide long-term incentive awards in the form of performance-based RSUs in connection with the AIP, which strengthen focus on stock price performance and encourage executive ownership of our stock.

2011 Executive Compensation

AIP Payout and Stock Option Awards for 2011

In determining the AIP payout and stock option awards for 2011, our committee considered (1) the company’s performance in 2011, including the quantitative and qualitative measures described above, (2) the newly implemented umbrella cap adopted by our committee, which limits total incentive awards to $20 million for each of our chairman and chief executive office and (3) the grant date value of the stock option awards and how those awards related to total compensation and base salary.

Although the AIP funding amount and the new ROI guideline provided a maximum payout opportunity of 6 times base salary for each executive, our committee recognized that the company’s stock price had fallen in 2011, the company faced challenges during 2011 as described above and some stockholders had expressed concern with the pay magnitude for 2010. Based on these factors, our committee concluded that the appropriate incentive awards (AIP and stock options) for each of our chairman and our chief executive officer would be 20% less than the new umbrella cap of $20 million. Accordingly, pursuant to its authority to reduce awards below the maximum payout opportunity, our committee set the total AIP payout at 4.4 times base salary for each of our chairman and our chief executive officer, and 5.0 times base salary for each of our two other named executive officers. Further, our committee awarded stock options valued at approximately 2.0 times base salary for each of our chairman and our chief executive officer and 2.5-2.7 times base salary for each of our two other named executive officers. For our chairman and our chief executive officer, the total incentive compensation awarded for performance in 2011 was 20% below the umbrella cap and over 40% less than the total incentive compensation awarded for 2010.

The table below reflects the value of the 2011 AIP and stock option awards (i.e. all of the 2011 incentive compensation awards), which were awarded in February 2012. As noted below, the value of the performance-based RSUs and the stock options reflected in the table below are not included in the 2011 Summary Compensation Table on page 48, as SEC regulations require that they be reflected in the 2012 Summary Compensation Table because they were granted during 2012. The performance-based RSUs and stock options included as part of 2011 compensation in the 2011 Summary Compensation Table were granted as part of 2010 compensation.

AIP and Stock Options Awards to the NEOs for 2011

($ millions)

	Actual 2011 AIP Awards						Black-Scholes Value of Options Granted for 2011(1)	Salary Multiple
Name	Value Paid in Cash	Salary Multiple	Value Paid in Perf.- Based RSUs(1)	Salary Multiple	Aggregate Value Awarded	Salary Multiple
Mr. Moffett	$6.000	2.4	$5.000	2.0	$11.00	4.4	$4.95	2.0
Mr. Adkerson	6.000	2.4	5.000	2.0	11.00	4.4	4.95	2.0
Ms. Quirk	1.625	2.5	1.625	2.5	3.25	5.0	1.65	2.5
Mr. Arnold	1.375	2.5	1.375	2.5	2.75	5.0	1.50	2.7

Totals	$15.000		$13.000		$28.00		$13.05

(1)	Values reflected were based on preliminary estimates reviewed by our committee. Final values calculated on the grant date of February 6, 2012, were 94.92 percent of the preliminary estimates for RSUs based on a Monte Carlo valuation model, and 104.87 percent of the preliminary estimates for stock options based on a Black-Scholes valuation model.

Historically, our committee has used a fixed share approach for stock option grants to all employees, pursuant to which it would generally grant options for the same number of shares each year. Our committee has always considered the value of the options on the grant date but has not historically used this to determine the appropriate grant level due to the significant changes in value that can occur from one year to the next. When making the 2010 awards in February 2011, our committee considered both the number of options granted and the grant date values and decided to grant the same number of options as granted for 2009, without adjustment for the two-for-one stock split that occurred in February 2011. Although the awards made in February 2011 are viewed by our committee as part of 2010 total direct compensation, SEC regulations require that they be reflected in the 2011 Summary Compensation Table because they were granted during 2011.

The following chart shows the varying Black-Scholes values of the options granted to the named executive officers for each of the previous three fiscal years:

Summary of 2011 Total Direct Compensation

As noted above, our committee views each executive’s “total direct compensation” for a given year as the sum of the executive’s base salary, aggregate awards under the AIP for that year, and the value of long-term incentives granted in recognition of our performance for that year. In making its decisions regarding the appropriate levels of annual incentive and long-term incentive awards, our committee evaluates the impact of its decisions on the amount of total direct compensation and the percentage of each component to total direct compensation of the executive team as a group. Our committee concluded that the award levels described above and the resulting total direct compensation set forth below for the executive team were appropriate considering the company’s performance during 2011 and its commitment to respond to stockholder concerns regarding executive compensation. See “Executive Compensation Market Assessment” below.

2011 Total Direct Compensation(1)

(in millions)

	Base Salary	2011 AIP Awards		Black-Scholes Value of Stock Options Granted(2)	Total Incentive Compensation(3)	Total Direct Compensation
Executive		Value Paid in Cash	Value Paid in RSUs
James R. Moffett	$2.50	$6.000	$5.000	$4.950	$15.95	$18.45
Richard C. Adkerson	2.50	6.000	5.000	4.950	15.95	18.45
Kathleen L. Quirk	0.65	1.625	1.625	1.650	4.90	5.55
Michael J. Arnold	0.55	1.375	1.375	1.500	4.25	4.80

(1)	Does not include the value of perquisites and personal benefits, as well as commitments for post-employment compensation, which amounts are included in the 2011 Summary Compensation Table and supplementary tables below.

(2)	Although our committee granted these stock options in February 2012, our committee views these grants as part of the executives’ 2011 total direct compensation. See the description of these awards under “Overview of Principal Components of Executive Compensation — Long-Term Incentive Awards.”

(3)	Represents total of AIP awards (cash and performance-based RSUs) and stock option awards.

The values of base salary and the non-equity incentive plan compensation reflected in the 2011 Summary Compensation Table are equivalent to the base salary and the cash portion of the annual incentive award reflected above. However, SEC regulations require that the Summary Compensation Table include the value of equity awards granted “in” a given year, and do not allow companies to treat equity awards granted subsequent to the applicable fiscal year as part of the total compensation for that fiscal year. As such, the equity awards included in the 2011 Summary Compensation Table reflect the value of stock options and performance-based RSUs granted in February 2011 for performance in 2010 and not the stock options and performance-based RSUs granted in 2012 for performance in 2011, which are reflected above.

The table below shows the reduction in total direct compensation of our named executive officers from 2010 to 2011.

Total Direct Compensation — 2011 v. 2010

(in millions)

	Total Direct Compensation		Percentage Reduced from 2010
Executive	2011	2010
James R. Moffet	$18.45	$30.57	40%
Richard C. Adkerson	18.45	30.57	40%
Kathleen L. Quirk	5.55	8.63	36%
Michael J. Arnold	4.80	7.02	32%

Total	$47.25	$76.79	38%

Performance-Based Compensation v. Stock Performance

The following chart illustrates the link between the company’s performance-based compensation (total value of the AIP cash awards, performance-based RSU awards and stock option awards to our named executive officers) to the company’s stock performance over the previous four years.

Personal Benefits and Perquisites

In addition to the primary elements of our compensation program discussed above, we also provide certain personal benefits and perquisites to our executive officers. In early 2009, in connection with restructuring our executive compensation program, our committee evaluated the personal benefits and perquisites that we provide to our executives, and revised this program to discontinue certain benefits, including tax gross-ups on personal benefits and perquisites. The company retained the personal benefits and perquisites reflected in the 2011 Summary Compensation Table. Many of these benefits are designed to provide an added level of security to our executives and increase travel efficiencies, thus ensuring the executives’ ready availability on short notice and enabling the executives to focus more time and energy on company matters. Our committee also recognizes the high degree of integration between the personal and professional lives of these executive officers, and that these benefits ensure the security of the company’s proprietary information by enabling our officers to conduct business while traveling without concern that company information will be compromised. In addition, our longstanding matching contribution program is designed to encourage all employees, including our executives, to personally participate in our company’s charitable giving philosophy by contributing to charitable organizations by providing that we will match such contributions up to certain limits.

Post-Termination Compensation

In addition to the compensation received by the executive officers during 2011 and benefits under the company’s ECAP (our 401(k) plan), which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan and a supplemental executive retirement plan, as well as certain change of control and severance benefits.

Nonqualified Defined Contribution Plan.    Our nonqualified defined contribution plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code, including our executive officers, the ability to defer up to 20% of their base salary after deferrals to the ECAP (the qualified plan) have ceased due to qualified plan limits. The company makes a matching contribution equal to the participant’s deferrals in this plan and the ECAP limited to 5% of the participant’s base salary. We do not take into account bonuses or income associated with option exercises or the vesting of RSUs when determining the company’s matching contributions. The nonqualified defined contribution plan is unfunded.

We had a defined benefit program in place until June 30, 2000. To compensate for the discontinuance of benefit accruals under the defined benefit plan, we decided that we prospectively would make an additional company contribution to our ECAP participants equal to 4% of each participant’s eligible compensation (base salary plus 50% of bonus) up to the applicable IRS limits, and also an additional company contribution of 4% of eligible compensation in excess of such limits to participants in our nonqualified plan. Further, because participants in a pension plan accrue most of their benefits in the last 10 years of service, we decided that employees who met certain age and service requirements as of June 30, 2000, would receive an additional 6% company contribution, for a total of 10%, to both the qualified and nonqualified plans. As of June 30, 2000, the only two named executive officers who met the applicable age and service requirements were Messrs. Moffett and Adkerson, thus resulting in the 10% contribution for each. The purpose of the nonqualified plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

Supplemental Executive Retirement Plan.    We established an unfunded supplemental executive retirement plan (SERP) for Messrs. Moffett and Adkerson in February 2004. Our committee, advised by Mercer, its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest base pay for any three of the five years immediately preceding the executive’s retirement or the completion of 25 years of credited service, plus his average bonus for those years, provided that the average bonus cannot exceed 200% of average base pay. The percentage used in this calculation is equal to 2% for each year of credited service up to 25 years. Income associated with option exercises or the vesting of RSUs is not considered in determining the benefits payable under the SERP.

The SERP benefit will be reduced by the value of all benefits received under all other retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company, one of our wholly owned subsidiaries, or by any predecessor employer (including our former parent company, Freeport-McMoRan Inc.), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. Messrs. Moffett and Adkerson are both 100% vested under the SERP.

Change of Control and Severance Benefits.    During 2011, we provided all of our named executive officers with contractual protections in the event of a change of control, and have also entered into employment agreements with each of Messrs. Moffett and Adkerson and Ms. Quirk that provide additional severance benefits. We believe that severance protections, particularly in the context of a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We also believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain executive officers to remain employed with the company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with enhanced severance benefits if their employment is terminated by the company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. In December 2008, our committee adopted a policy whereby the company will no longer provide excise tax gross-up protections in change of control arrangements adopted, renewed or extended after December 2, 2008. In April 2011, Mr. Adkerson and Ms. Quirk voluntarily waived their rights to the excise tax gross-up protections provided in their employment agreements, which rights were not going to be renewed by our committee beyond January 1, 2012. Accordingly, we do not currently provide excise tax gross-up protections under any change of control arrangements.

We do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change of control (i.e. a “double trigger”). Under their respective incentive agreements for awards granted prior to 2012, however, our executive officers would be entitled to accelerated vesting of their outstanding equity awards automatically upon a change of control of the company, whether or not the officer’s employment is terminated. This treatment of the equity awards in connection with a change of control applies to all award recipients. As noted above, our committee revised this practice in 2012. In connection with the grants of stock options and RSUs made in February 2012, the agreements provide for accelerated vesting of the award following a change of control only if the recipient also experiences an actual or constructive termination of employment within one year after the change of control.

As described in more detail below under “Potential Payments Upon Termination or Change of Control,” Messrs. Moffett and Adkerson and Ms. Quirk would also be entitled under their employment agreements to severance benefits in the event of a termination of employment by the company without cause or by the executive for good reason. Our committee has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the company and as part of their overall compensation package.

Compensation Processes and Policies

Role of Advisors.    Our committee has engaged Pay Governance LLC as its independent executive compensation consultant since February 2010. Consistent with our committee’s longstanding policy, Pay Governance will not provide, and has not provided, any services to the company’s management. A representative of Pay Governance attends meetings of our committee and communicates with the committee chair between meetings; however, our committee makes all decisions regarding the compensation of our executive officers. Pay Governance provides various executive compensation services to our committee, including advising our committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design, as discussed in more detail below.

Our committee evaluates the information provided by Pay Governance, but does not apply “hard metrics” to decisions regarding executive compensation. We have a small group of executive officers, and the committee’s decisions regarding salary levels and grant amounts (in the form of equity awards and percentage allocations under the annual incentive plan) reflect the committee’s views as to the broad scope of responsibilities of our executive officers and the committee’s subjective assessment of their individual impact on the company’s overall success. The committee also consults with our executive chairman and our chief executive officer regarding compensation decisions affecting our other executive officers.

Executive Compensation Market Assessment.    In February 2012, the committee’s consultant, Pay Governance, presented the committee with a competitive market compensation assessment for the named executive officers. The committee requested this report in order to evaluate how the proposed total compensation to be paid to the company’s named executive officers compared to other publicly traded companies, but not with the intention of setting compensation levels based on the results. Pay Governance compared our executive compensation levels with those of the three groups noted below and a fourth general industry group using data from over 1,000 companies but focused on companies with similar revenues to the company ($19 billion). Although we do not believe that most of the companies in the Basic Materials group are relevant comparators for our company, we recognize that some of our institutional shareholders and some advisory groups may use this group or a similar group to evaluate our executive pay.

U.S Natural Resource Companies	Non-U.S. Metals and Mining Companies	Basic Materials Companies
Anadarko Petroleum Corporation	Anglo American plc	Air Products and Chemicals, Inc.
Apache Corp.	Barrick Gold Corporation	Alcoa Inc.
Chesapeake Energy Corporation	BHP Billiton plc	Cliffs Natural Resources Inc.
Devon Energy Corporation	Rio Tinto plc	E. I. du Pont de Nemours and Company
Hess Corporation	Teck Resources Limited	International Paper Company
Murphy Oil Corporation	Vedanta Resources plc	LyondellBasell Industries N.V.
Newmont Mining Corp.	Xstrata plc	Monsanto Company
Occidental Petroleum Corporation		Newmont Mining Corporation
Nucor Corporation
PPG Industries, Inc.
Praxair, Inc.
Southern Copper Corporation
The Dow Chemical Company
The Mosaic Company

Based on a review of the information from Pay Governance, the committee recognizes that our 2011 executive compensation levels are consistent with or above the 90th percentile of each group. However, as compared to 2010, when our executive compensation levels were significantly in excess of the top of each group, these levels dropped by approximately 40% for our chairman and our chief executive officer after implementation of the changes discussed above relative to the 2011 AIP and stock option awards. Pay Governance also noted that while our one-year total stockholder return was in the lower quartile of the S&P 500, our three-year total stockholder return was in the top quartile of the S&P 500.

Executive Chairman and Chief Executive Officer.    We recognize that the level of compensation paid to our chairman and our chief executive officer is significantly greater than that paid to our other executive officers. The compensation levels of Messrs. Moffett and Adkerson reflect our view that their management of the organization provides the basis for the company to achieve success and reflects the value that we place on the quality of their leadership and capabilities. Messrs. Moffett and Adkerson each impart extraordinary value to our company, each bringing to their “partnership” a set of complementary skills. We believe their respective compensation arrangements recognize those skills and their contributions to the success of our company. As noted above, the total direct compensation awarded to each of Messrs. Moffett and Adkerson for 2011 was approximately 40% less than the amount awarded for 2010.

Mr. Moffett has been at the helm of our company since its formation and has guided our growth through significant discoveries of metal reserves using his skill as a geologist. He also led the development of our Grasberg minerals district. As executive chairman, Mr. Moffett continues to further our business strategy by applying his exceptional talents, which has created substantial value for our company. He directs our global exploration programs and also continues to be instrumental in fostering our relationship with host governments, including the government of Indonesia, the location of our Grasberg mine.

Mr. Adkerson, as president and chief executive officer, is responsible for the executive management of our company. Mr. Adkerson has demonstrated outstanding leadership abilities in developing and executing a business and financial strategy that is positive for our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business through various economic cycles. He led the combination and successful integration of our company and Phelps Dodge to become the world’s largest publicly traded copper company. In addition, Mr. Adkerson has provided strong leadership and sound judgment in our efforts to respond aggressively to changing economic circumstances. Mr. Adkerson, a recognized leader in various business and mining industry organizations, fosters strong relationships with business partners, key customers, suppliers and host governments.

Stock Ownership.    We believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. With that philosophy in mind, we have structured our compensation programs to ensure that a portion of our executive officers’ compensation is delivered in a form of equity, such as stock options and RSUs. Under our program, our executive officers will receive annual grants of stock options and/or RSUs, and our annual incentive plan requires that award amounts in excess of four times an executive’s base salary must be paid in an equivalent number of RSUs. In 2006, the committee adopted stock ownership guidelines applicable to our executive officers. For purposes of the guidelines, the stock value is calculated annually, determined by reference to either the one-year or five-year trailing average monthly stock price.

Under the guidelines, each of Messrs. Moffett and Adkerson is required to maintain ownership of company stock valued at five times his base salary, and our other executive officers are required to maintain ownership of company stock valued at three times their base salaries. As of December 31, 2011, all of our executive officers had exceeded their target ownership level. In particular, using the one year trailing average stock price under the guidelines, Mr. Moffett owned shares valued at 63 times his base salary (approximately twelve times his target ownership level) and Mr. Adkerson owned shares valued at 41 times his base salary (approximately eight times his target ownership level). These levels reflect their individual commitments to aligning their interests with those of the stockholders and provide an incentive to maximize the value of our stock over the long term. For more information regarding the current stock holdings of our executive officers, please see “Stock Ownership of Directors and Executive Officers.”

Consideration of Stock Option Exercises and RSU Vestings.    Our committee does not factor into its decisions regarding executive compensation the gains received by our executive officers in connection with exercises of stock options or the vesting of RSUs. The value an executive receives from a stock option exercise is directly related to the appreciation in value of our common stock, which in turn we believe is directly affected by the efforts of our executive officers in managing our company. Because RSUs are granted as performance compensation for the year awarded, we believe it would be inappropriate to allow the value of the award at vesting to affect future compensation decisions. Our annual incentive plan requires that any portion of our executive’s annual bonus paid in RSUs will continue to be subject to a performance condition for three years. Further, a key purpose behind granting equity awards to executives is to provide an incentive for them to increase stockholder value over time. Accordingly, our committee has not taken realized option gains into account when making decisions regarding future compensation, nor did it revise its compensation or grant practices during years when our executives did not exercise any stock options.

Compensation Clawback Policy.    Our committee has adopted an incentive compensation clawback policy that would enable the company to clawback all or a portion of incentive compensation in the event an executive’s misconduct causes the company to have to issue a restatement of its financial statements, to the extent that such executive’s incentive compensation was based on the misstated financials. Our committee will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by Dodd-Frank.

Risks Arising from Compensation Policies and Practices.    After reviewing the company’s significant compensation programs, management and our committee believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we have taken into account the purpose and structure of these programs and the following design elements of our compensation programs and policies: our balance and amount of annual and long-term compensation elements at the executive and management levels; our use of operating cash flow as a performance metric for executives and management level employees, which we believe is a meaningful indicator of our performance; the multi-year vesting of equity awards that promotes focus on the long-term operational and financial performance of our company; and bonus arrangements for most employees that are not guaranteed and are ultimately at the discretion of either our committee (for our executive officers and senior management) or senior management (for other employees). These features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

Tax Considerations

Section 162(m).    Section 162(m) of the Internal Revenue Code (the Code) limits to $1 million a public company’s annual tax deduction for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. As such, the committee may implement revised or additional compensation programs in the future as it deems appropriate or necessary to adequately compensate our executive team.

The AIP is designed to meet the requirements of Section 162(m) of the Code by setting an objective performance target and a maximum funding amount. Under the plan, once the performance target has been achieved, the committee retains the discretion to reduce or eliminate the award pool and the awards to specific officers. Accordingly, this plan design preserves the company’s tax treatment of these awards as “performance-based” under Section 162(m), but gives the committee flexibility in operating the plan.

With respect to the compensation received by our named executive officers for 2011, our committee believes that the stock options and the awards under our AIP qualify for the exclusion from the deduction limitation under Section 162(m). With the exception of a portion of the salary paid to our executive chairman and our chief executive officer, our committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any given year and therefore will qualify for deductibility.

Sections 280G and 4999.    Code Section 4999 imposes a 20% excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. We do not provide excise tax gross-up protections under any change of control arrangements.

Corporate Personnel Committee Report

The corporate personnel committee of our board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the corporate personnel committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Corporate Personnel Committee on April 23, 2012:

H. Devon Graham, Jr., Chairman

Robert J. Allison, Jr.

Charles C. Krulak

Bobby Lee Lackey

Executive Compensation Tables

The table below shows the total compensation paid to or earned by our named executive officers. The amounts reflected in the Stock Awards and the Option Awards columns for 2011 were awarded in February 2011 for performance in 2010. For the amounts awarded for performance in 2011, see pages 39-41, and, for a more detailed discussion of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 27.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
James R. Moffett Chairman of the Board	2011 2010 2009	$2,500,000 2,500,000 2,500,000	$7,768,290 5,818,492 —	$10,300,000 15,420,000 6,775,000	$6,000,000 10,000,000 10,000,000	$1,357,042 1,241,272 1,139,171	$2,160,511 1,773,225 1,062,912	$30,085,843 36,752,989 21,477,083

Richard C. Adkerson President & Chief Executive Officer	2011 2010 2009	2,500,000 2,500,000 2,500,000	7,768,290 5,818,492 —	10,300,000 15,420,000 6,775,000	6,000,000 10,000,000 10,000,000	2,188,032 4,241,511 7,534,110	1,867,544 1,555,531 813,223	30,623,866 39,535,534 27,622,333

Kathleen L. Quirk Executive Vice President, Chief Financial Officer & Treasurer	2011 2010 2009	650,000 650,000 650,000	2,286,248 1,967,559 —	3,090,000 4,626,000 2,032,500	1,625,000 2,600,000 2,600,000	— — —	192,440 149,239 106,629	7,843,688 9,992,798 5,389,129

Michael J. Arnold Executive Vice President & Chief Administrative Officer	2011 2010 2009	550,000 550,000 550,000	1,797,840 1,721,677 —	2,472,000 3,700,800 1,626,000	1,375,000 2,200,000 2,200,000	— — —	180,310 146,180 109,354	6,375,150 8,318,657 4,485,354

(1)	Messrs. Moffett and Adkerson and Ms. Quirk also provide services to and receive compensation from McMoRan.

(2)	The amounts reported in the “Stock Awards” column reflect the grant date fair value of the RSUs granted to the named executive officers in the year reflected, which are valued on the date of grant at the closing sale price per share of our common stock. Our committee views RSUs granted in a given year as part of the prior year’s compensation.

(3)	The amounts reported in the “Option Awards” column reflect the grant date fair value of the options granted to the named executive officers in the year reflected, determined using the Black-Scholes option valuation model. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers in fiscal years 2009 through 2011, refer to Notes 1 and 11 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2011. Our committee views options granted in a given year as part of the prior year’s compensation. For more information regarding options granted to the named executive officers in 2012 relating to 2011 compensation, see “Compensation Discussion and Analysis.”

(4)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the annual cash incentive payments received under our annual incentive plan.

(5)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column include the change in actuarial value of our supplemental executive retirement plan for Messrs. Moffett and Adkerson in 2009, 2010 and 2011. See the “Retirement Benefit Programs” section for more information.

(6)	The amounts reported in the “All Other Compensation” column for 2011 reflect, for each named executive officer as applicable, the sum of the incremental cost to the company of all perquisites and other personal benefits and additional all other compensation required by SEC rules to be separately quantified, including (A) amounts contributed by the company to defined contribution plans, (B) the dollar value of life insurance premiums paid by the company; and (C) the dollar value of interest credited on dividend equivalents on unvested RSUs during 2011. The perquisites and other personal benefits reported include (a) our foundation’s matching of contributions to charitable organizations under the matching gifts program, (b) personal financial and tax advice under the company’s executive services program, (c) the aggregate incremental cost to the company of the executive’s personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and excise taxes, (d) personal use of company facilities and personnel, (e) personal and business use of company cars and security services, which includes annual driver compensation and annual car lease and insurance costs, and (f) our premium payments for personal excess liability insurance, as reflected in the table below. The aggregate incremental cost to the company of Messrs. Moffett and Adkerson’s personal use of fractionally owned company aircraft does not include the lost tax deduction for expenses that exceeded the amounts reported as income for each executive, which for fiscal year 2011 was approximately $223,989 for Mr. Moffett and $56,794 for Mr. Adkerson.

	Perquisites and Other Personal Benefits						Additional All Other Compensation
Name	Matching Gifts (1)	Financial and Tax Advice	Aircraft Usage	Facilities and Personnel	Security and Cars	Personal Excess Liability Insurance Premiums	Plan Contributions	Life Insurance Premiums	Interest Credited on Dividend Equivalents
Mr. Moffett	$66,000	$20,000	$348,364	$113,267	$175,939	$4,791	$1,243,117	$179,415	$9,618
Mr. Adkerson	66,000	20,000	238,158	57,961	164,527	4,791	1,252,142	46,411	17,554
Ms. Quirk	25,500	2,300	—	—	168	1,575	155,066	2,250	5,581
Mr. Arnold	22,000	8,798	—	10,356	1,203	1,575	128,357	5,418	2,603

(1)	The annual amount of our matching gifts for any director may not exceed $40,000. However, in 2011 the foundation waived the limit on matching gifts made to organizations related to disaster relief efforts in connection with the Japan earthquake/Pacific tsunami and tornadoes in the United States.

Grants of Plan-Based Awards

in Fiscal Year 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target		Estimated Future Payouts Under Equity Incentive Plan Awards: Target	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(2)	Grant Date Fair Value of Stock and Option Awards
James R. Moffett
AIP – Cash Award AIP – RSU Award Options	— 02/08/11 02/08/11	$10,000,000 — —	(1)	— 139,617 —	— — 500,000	— — $55.64	— $7,768,290 10,300,000

Richard C. Adkerson
AIP – Cash Award AIP – RSU Award Options	— 02/08/11 02/08/11	10,000,000 — —	(1)	— 139,617 —	— — 500,000	— — 55.64	— 7,768,290 10,300,000

Kathleen L. Quirk
AIP – Cash Award AIP – RSU Award Options	— 02/08/11 02/08/11	2,600,000 — —	(1)	— 41,090 —	— — 150,000	— — 55.64	— 2,286,248 3,090,000

Michael J. Arnold
AIP – Cash Award AIP – RSU Award Options	— 02/08/11 02/08/11	2,200,000 — —	(1)	— 32,312 —	— — 120,000	— — 55.64	— 1,797,840 2,472,000

(1)	Represents the estimated maximum possible annual cash incentive payment that could have been received by each named executive officer pursuant to the annual incentive plan for fiscal year 2011. These estimated amounts were calculated by multiplying the percentage of the award pool under the plan allocated to each officer for 2011 by the maximum plan funding amount produced for the 2010 plan year and applying the cap of four times each executive’s base salary under the annual incentive plan. The actual amounts paid in early 2012 to each of the named executive officers pursuant to the annual incentive plan for 2011 are reflected in the “2011 Summary Compensation Table.” See the discussion regarding our annual incentive plan in “Compensation Discussion and Analysis” for more information.

(2)	The exercise price of each stock option reflected in this table was determined by reference to the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date.

Outstanding Equity Awards at December 31, 2011

	Option Awards(1)					Stock Awards(2)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(3)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
James R. Moffett	05/11/07 02/02/09 02/02/10 02/08/11	750,000 — 250,000 —	— 500,000 750,000 500,000	$36.460 12.295 36.255 55.640	05/11/17 02/02/19 02/02/20 02/08/21	246,607	$9,072,672

Richard C. Adkerson	05/11/07 02/02/09 02/02/10 02/08/11	3,000,000 — 250,000 —	— 500,000 750,000 500,000	36.460 12.295 36.255 55.640	05/11/17 02/02/19 02/02/20 02/08/21	326,607	12,015,872

Kathleen L. Quirk	02/04/03 02/03/04 02/01/05 05/11/07 02/02/09 02/02/10 02/08/11	15,000 75,000 371,500 1,000,000 150,000 75,000 —	— — — — 150,000 225,000 150,000	9.443 18.383 18.520 36.460 12.295 36.255 55.640	02/04/13 02/03/14 02/01/15 05/11/17 02/02/19 02/02/20 02/08/21	107,268	3,946,390

Michael J. Arnold	05/11/07 02/02/09 02/02/10 02/08/11	700,000 60,000 60,000 —	— 120,000 180,000 120,000	36.460 12.295 36.255 55.640	05/11/17 02/02/19 02/02/20 02/08/21	63,970	2,353,456

(1)	Unless otherwise noted, the stock options become exercisable in 25% annual increments on each of the first four anniversaries of the date of grant and have a term of 10 years. The stock options will become immediately exercisable in their entirety if, under certain circumstances (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions.

(2)	The RSUs held by the named executive officers will vest and be paid out in shares of our common stock as follows, provided the average return on investment for the five calendar years preceding the year of vesting is at least 6%.

Name	RSUs	Vesting Date
Mr. Moffett	100,033 100,035 46,539	02/15/12 02/15/13 02/15/14

Mr. Adkerson	80,000 100,033 100,035 46,539	01/01/12 02/15/12 02/15/13 02/15/14

Ms. Quirk	30,000 31,785 31,786 13,697	01/01/12 02/15/12 02/15/13 02/15/14

Mr. Arnold	26,599 26,600 10,771	02/15/12 02/15/13 02/15/14

(3)	Effective January 30, 2007, the corporate personnel committee of our board amended its policies to provide that the exercise price of an option shall not be less than the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. Thus, the exercise price of the stock options expiring in 2017 and thereafter was determined by reference to the closing price of our common stock. Prior to that time, the exercise price of each outstanding stock option reflected in this table was determined by reference to the average of the high and low quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred.

(4)	The market value of the unvested RSUs reflected in this table was based on the $36.79 closing market price per share of our common stock on December 30, 2011.

Option Exercises and Stock Vested During 2011

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)		Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
James R. Moffett	250,000	$10,991,250		169,168	$9,229,894
Richard C. Adkerson	1,000,000	40,852,500	(3)	518,804	28,548,000
Kathleen L. Quirk	—	—		76,032	4,321,045
Michael J. Arnold	—	—		36,442	1,998,240

(1)	The value realized on exercise is based on the difference between the closing sale price on the date of exercise and the exercise price of each option.

(2)	The value realized on vesting is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

(3)	Of the 500,000 options with an exercise price of $18.52 that were exercised on February 2, 2011, Mr. Adkerson transferred one-half of the economic value of the net shares acquired following the payment of the exercise price and resulting taxes pursuant to a partition agreement. The remaining 98,961 shares of common stock were retained by Mr. Adkerson.

Retirement Benefit Programs

Nonqualified Defined Contribution Plan.    We maintain an unfunded nonqualified defined contribution plan for the benefit of our executive officers, as well as others. The plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP have ceased due to qualified plan limits. The company makes a matching contribution equal to the participant’s deferrals in this plan and the ECAP plan limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to 4% of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Messrs. Moffett and Adkerson) receiving an additional 6% contribution. Distribution is made in a lump sum as soon as practicable or if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the balances under our unfunded nonqualified defined contribution plan as of December 31, 2011 for each named executive officer.

2011 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(4)
James R. Moffett	$203,000	$1,210,617	$873,792	—	$28,055,176
Richard C. Adkerson	112,750	1,219,642	619,437	—	19,946,656
Kathleen L. Quirk	29,000	132,991	26,361	—	885,730
Michael J. Arnold	27,500	106,275	95,162	—	3,061,751

(1)	The amounts reflected in this column are included in the “Salary” column for each named executive officer for 2011 reported in the “2011 Summary Compensation Table.”

(2)	The amounts reflected in this column are included in the “All Other Compensation” column for each named executive officer for 2011 in the “2011 Summary Compensation Table,” although the “Plan Contributions” reflected in footnote 6 to that table also include contributions to the company’s ECAP.

(3)	The assets in the plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2011, that rate of interest was equal to 3.25% for the entire year and none of the earnings were considered preferential.

(4)	The following amounts reflected in this column for each named executive officer were included in the 2010 “total” compensation for each named executive officer in the “2011 Summary Compensation Table”: Mr. Moffett — $1,171,105, Mr. Adkerson — $1,418,605, Ms. Quirk — $116,290 and Mr. Arnold — $97,850. The following amounts reflected in this column for each named executive officer were included in the 2009 “total” compensation for each named executive officer in the “2011 Summary Compensation Table”: Mr. Moffett — $525,200, Mr. Adkerson — $772,700, Ms. Quirk — $84,290 and Mr. Arnold — $73,850.

Supplemental Executive Retirement Plan — Messrs. Moffett and Adkerson.    In February 2004, we established an unfunded Supplemental Executive Retirement Plan (SERP) for Messrs. Moffett and Adkerson. The corporate personnel committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. If a participant retires prior to completing 25 years of credited service, the annuity will equal a percentage of the executive’s highest average base pay for any three of the five calendar years immediately preceding the executive’s retirement, plus his average bonus for the same three years; provided that the average bonus can not exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981, but capped at 25 years. For Mr. Moffett, who has attained 25 years of credited service, the annuity was fixed as of January 1st of the year in which he completed 25 years of credited service, and will only increase at retirement as a result of mortality and interest adjustments.

The SERP benefit is reduced by the value of all benefits from current and former retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company or by any predecessor employer (including our former parent company, Freeport-McMoRan Inc.), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. The amounts provided in the table below reflect these reductions. Messrs. Moffett and Adkerson are both 100% vested under the SERP, and each has elected to receive his SERP benefit in a lump sum.

2011 Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)
James R. Moffett	Supplemental Executive Retirement Plan	25	$20,550,829
Richard C. Adkerson	Supplemental Executive Retirement Plan	23	27,987,352

(1)	The years of credited service under the SERP is the participant’s years of service with the company and its predecessor beginning in 1981, but capped at 25 years.

(2)	The present value of the accumulated benefit at the normal retirement date is calculated using the following assumptions: the mortality table described in Revenue Ruling 2001-62 of the IRS, and a 6% interest rate.

Potential Payments upon Termination or Change of Control

Employment Agreements — Messrs. Moffett and Adkerson and Ms. Quirk.    We have entered into employment agreements with each of Messrs. Moffett and Adkerson and Ms. Quirk, which were approved by our corporate personnel committee and our board.

Mr. Moffett.    The employment agreement with Mr. Moffett provides for a base salary of $2,500,000 per year and eligibility to participate in our annual incentive plan. Mr. Moffett continues to be eligible for all other benefits and compensation, including stock options, generally provided to our most senior executives. The amended term of the agreement continued through December 31, 2009, with automatic one-year extensions unless a change of control occurs or prior written notice is given by the corporate personnel committee that it does not wish to extend the agreement. In the event of a change of control during the employment term, Mr. Moffett’s employment will continue for an additional three years following the change of control pursuant to his change of control agreement. Mr. Moffett’s agreement also contains non-competition, nondisclosure and other provisions intended to protect our interests in the event that he ceases to be employed.

Mr. Adkerson and Ms. Quirk.    The employment agreements with Mr. Adkerson and Ms. Quirk reflect the current base salary for each executive officer, $2,500,000 for Mr. Adkerson and $650,000 for Ms. Quirk, and provide that each executive officer is eligible to participate in our annual incentive plan. Mr. Adkerson and Ms. Quirk continue to be eligible for all other benefits and compensation, including stock options, generally provided to our most senior executives. The original term of each agreement continued through January 1, 2012, with automatic one-year extensions unless prior written notice is given by the corporate personnel committee that it does not wish to extend the agreement. In the event of a change of control, the agreements will expire three years following the change of control. These agreements also contain non-competition, nondisclosure and other provisions intended to protect our interests in the event that the executive officer ceases to be employed.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, as of December 31, 2011, we provided the following additional benefits to our named executive officers.

Severance Benefits — Messrs. Moffett and Adkerson and Ms. Quirk.    As of December 31, 2011, the employment agreements for Messrs. Moffett and Adkerson and Ms. Quirk provide that if we terminate the executive’s employment without cause or the executive terminates employment for good reason, we will make certain payments and provide certain benefits to the executive, including:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the average of the bonuses paid to the executive for the immediately preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all outstanding stock options and RSUs.

Under the employment agreements, “cause” is generally defined as the executive’s (a) failure to perform substantially the executive’s duties with the company, (b) breach of the agreement, (c) felony conviction, (d) unauthorized acts resulting in harm to the company or (e) falsification of financial records. “Good reason” is generally defined as (a) any failure by the company to materially comply with any of the provisions of the agreement or (b) the assignment to the executive of any duties inconsistent in any material respect with the executive’s position, authority, duties or responsibilities under the agreement.

If the executive’s employment terminates as a result of death, disability or retirement, benefits to the executive or the executive’s estate include the payment of a pro rata bonus for the year of termination and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier. The executive will also receive an additional year’s vesting on unvested stock options and the vesting of certain outstanding RSUs, all as described in footnotes (1) and (2) to the table below.

As a condition to receipt of these severance benefits, the executive must retain in confidence all confidential information known to him or her concerning our business. Further, Messrs. Moffett and Adkerson have each agreed not to compete with us for a period of two years after termination of employment. Ms. Quirk has agreed not to compete with us for a period of six months after termination of employment.

Change of Control Benefits — Messrs. Moffett and Adkerson and Ms. Quirk.    The change of control agreement for Mr. Moffett and the employment agreement for each of Mr. Adkerson and Ms. Quirk provide generally that the terms and conditions of the executive’s employment (including position, compensation and benefits) will not be adversely changed until the third anniversary of the change of control.

If any of Messrs. Moffett or Adkerson or Ms. Quirk is terminated without “cause,” as generally defined above, or if the executive terminates for “good reason” during the covered period after a change of control, the executive is generally entitled to receive the same payments and benefits that he or she would receive in the event of a similar termination under the employment agreements, described above, except the executive will receive a cash payment equal to three times the sum of the executive’s base salary plus the highest bonus paid to the executive (rather than the average bonus paid to the executive) for the immediately preceding three fiscal years. This is a “double trigger” agreement meaning that they do not receive benefits unless (1) a change of control occurs and (2) employment is terminated. The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction, in addition to the reasons generally provided above.

If employment terminates as a result of death, disability or retirement following a change of control, the executive will receive the same benefits described above under “Severance Benefits — Messrs. Moffett and Adkerson and Ms. Quirk” in the event of death, disability or retirement.

We do not provide excise tax gross-up protections in any of our change of control arrangements. If any part of the payments or benefits received by Messrs. Moffett or Adkerson or Ms. Quirk in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The confidentiality and non-competition provisions of the executives’ employment agreements continue to apply after a change of control.

Change of Control Benefits — Mr. Arnold.    Mr. Arnold’s change of control agreement expired on December 31, 2011. Accordingly, we currently do not have a change of control agreement with Mr. Arnold. In accordance with SEC rules, the below table entitled “Potential Payments Upon Termination or Change of Control” shows the lump sum payment that would have been payable to Mr. Arnold had a change of control occurred on December 31, 2011.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above for various scenarios involving a change of control or termination of employment of each of our named executive officers. In addition to these benefits, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Retirement Benefit Programs,” and outstanding vested stock options, which amounts are reflected in the “Walk-Away Value” column.

In accordance with SEC rules, the information below assumes a termination date of December 31, 2011. We have used the closing price of our common stock of $36.79 on December 30, 2011, as reported on the NYSE, for purposes of calculating the value of the unvested and accelerated options and restricted stock units.

Potential Payments Upon Termination or Change of Control

Name	Lump Sum Payment	Options (Unvested and Accelerated) (1)	Restricted Stock Units (Unvested and Accelerated) (2)	Accumulated Dividends & Interest Payable on Accelerated RSUs	Health and Welfare Benefits	Total	Walk- Away Value (including Value of Vested Benefits) (3)
James R. Moffett
• Retirement	—	$6,257,500	$3,680,214	$214,412	$500,539	$10,652,665	$59,639,920
• Death / Disability	—	6,257,500	3,680,214	214,412	—	10,152,126	59,139,381
• Termination-Good Reason/No Cause	$38,186,438	12,648,750	9,072,672	499,562	500,539	60,907,961	109,895,216
• Termination after Change of Control(4)(5)	60,805,014	12,648,750	9,072,672	499,562	500,539	83,526,537	132,513,792

Richard C. Adkerson
• Retirement	—	6,257,500	3,680,214	214,412	89,124	10,241,250	59,299,008
• Death / Disability	—	6,257,500	6,623,414	477,382	—	13,358,296	62,416,054
• Termination-Good Reason/No Cause	38,186,438	12,648,750	9,072,672	499,562	89,124	60,496,546	109,554,304
• Termination after Change of Control(4)(5)	60,805,014	12,648,750	12,015,872	762,532	89,124	86,321,292	135,379,050

Kathleen L. Quirk
• Retirement	—	1,877,250	1,169,370	69,400	24,988	3,141,008	16,649,193
• Death / Disability	—	1,877,250	2,273,070	168,014	—	4,318,334	17,826,519
• Termination-Good Reason/No Cause	11,388,771	3,794,625	2,842,690	159,622	24,988	18,210,696	31,718,881
• Termination after Change of Control(4)(5)	16,608,879	3,794,625	3,946,390	258,235	24,988	24,633,117	38,141,302

Michael J. Arnold
• Retirement	—	1,501,800	978,577	58,883	—	2,539,260	7,333,811
• Death / Disability	—	1,501,800	978,577	58,883	—	2,539,260	7,333,811
• Termination-No Cause(6)	—	—	—	—	—	—	4,794,551
• Termination after Change of Control	13,643,628	3,035,700	2,353,456	134,140	23,728	19,190,652	23,985,203

(1)	Generally, pursuant to the terms of the stock option agreements, upon termination of the executive’s employment as a result of death, disability or retirement, the unvested portion of any outstanding stock option that would have vested within one year of the date of termination will vest. The value of the accelerated options is determined by multiplying (a) the difference between the December 30, 2011 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options.

(2)

Pursuant to the terms of the RSU agreements outstanding as of December 31, 2011, termination of the executive’s employment as a result of death, disability or retirement will result in acceleration of vesting of certain outstanding RSUs and the related amounts credited to the participant’s dividend equivalent account and all property distributions deposited in such account. Vesting of outstanding RSUs may be accelerated under certain termination scenarios pursuant to the employment agreements as discussed above. The values of the accelerated RSUs were determined by multiplying the December 30, 2011 closing price of our common stock by the number of unvested and accelerated RSUs under each scenario.

(3)	Includes the value of the following benefits as of December 31, 2011, for each named executive officer, as applicable: outstanding, in-the-money vested stock options, the aggregate balance of the Nonqualified Defined Contribution Plan (as reflected on page 53), and the present value of the Supplemental Executive Retirement Plan (as reflected on page 54). These amounts do not include benefits under our ECAP or life insurance policies. In addition to the standard life insurance policy generally available to employees, Mr. Moffett and Mr. Adkerson each have an executive life insurance policy providing for a death benefit of $3.75 million and $1.5 million, respectively.

(4)	Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements outstanding as of December 31, 2011, upon a change of control as defined in the plans, (a) all outstanding stock options would immediately vest and (b) all restrictions on outstanding RSUs would lapse.

(5)	Pursuant to the terms of the executive’s change of control agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

(6)	Mr. Arnold is entitled to certain severance benefits in the event of his termination without cause under the company’s Severance Plan, which is generally available to all eligible employees.

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that the vote on executive compensation is not binding on the company, our board of directors or the corporate personnel committee of the board of directors. However, our board and our corporate personnel committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for our 2011 annual meeting of stockholders. Our stockholders voted against the “say-on-pay” proposal, with approximately 54% of the total votes cast voted against the proposal. Last year, we also asked our stockholders to vote on whether we should hold a “say-on-pay” vote every one, two or three years. Consistent with the recommendation of our board of directors, our stockholders voted to hold the “say-on-pay” vote every year, with approximately 86% of the total votes cast voting in favor of holding an annual “say-on-pay” vote. After consideration of the 2011 voting results, and based upon its prior recommendation, our board of directors elected to hold “say-on-pay” votes on an annual basis until the next advisory vote on the frequency of future “say-on-pay” votes, which will be held no later than our 2017 annual meeting of stockholders. Accordingly, this year we are again asking our stockholders to vote on the following resolution:

RESOLVED, That the stockholders of Freeport-McMoRan Copper & Gold Inc. (the Company) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2012 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

We understand that our executive compensation practices are important to our stockholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement — our Compensation Discussion and Analysis (including the Executive Summary), the compensation tables and the narrative discussion following the tables regarding our executive compensation program. As discussed in the Compensation Discussion and Analysis section of this proxy statement, our corporate personnel committee considered the results of the 2011 “say-on-pay” vote in connection with the discharge of its responsibilities and modified our executive compensation program. The next advisory “say-on-pay” vote will occur at our 2013 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote thereon. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Audit Committee Report

The audit committee is currently comprised of five directors, all of whom are independent, as defined by SEC rules and in the NYSE’s listing standards. We operate under a written charter approved by our committee and adopted by the board. Our primary function is to assist the board in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and effectiveness of its system of financial reporting and internal controls, (2) the operation and integrity of the system of financial reporting and the integrity of the financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm and (5) the performance of the company’s independent registered public accounting firm and internal auditors.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls, auditing the company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2011, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Deloitte & Touche LLP, the company’s internal auditor (Deloitte & Touche) and Ernst & Young, LLP, the company’s independent registered public accounting firm (Ernst & Young) management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2011, both of which are included in the company’s annual report on Form 10-K for the year ended December 31, 2011.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In February 2011, in accordance with our charter, we appointed Ernst & Young as the company’s independent registered public accounting firm for 2011. We have reviewed and discussed the company’s audited financial statements for the year 2011 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2011, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board, and the board approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year ended December 31, 2011.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditor. In February 2011, in accordance with our charter, we appointed Deloitte & Touche as the company’s internal auditor for 2011. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal auditor also met with us without management being present to discuss these matters.

Dated: April 23, 2012

Robert A. Day, Chairman

Gerald J. Ford

H. Devon Graham, Jr.

Jon C. Madonna

Stephen H. Siegele

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young in each of the last two fiscal years:

	2011	2010
Audit Fees	$9,585,000	$8,470,000
Audit-Related Fees(1)	83,000	—
Tax Fees(2)	203,000	125,000
All Other Fees	—	—

(1)	Relates to services rendered in connection with compliance with financial, accounting and regulatory reporting matters.

(2)	Relates to services rendered in connection with general tax consultation, transfer pricing, tax compliance and international tax matters.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the chairman of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chairman during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the chairman since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by our independent registered public accounting firm. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent registered public accounting firm has been approved in advance by the audit committee, and none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.

Proposal No. 3: Ratification of the Appointment of our Independent Registered Public Accounting Firm

In February 2012, our audit committee appointed Ernst & Young as our independent registered public accounting firm for 2012. Our audit committee and board seek stockholder ratification of the audit committee’s appointment of Ernst & Young as our independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the year 2012. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the annual meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Vote Required to Ratify the Appointment of our Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote thereon. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Certain Transactions

FM Services Company

We are parties to a services agreement with our wholly owned subsidiary, FM Services Company, under which FM Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services on a cost-reimbursement basis. FM Services Company also provides these services to McMoRan. In 2011, McMoRan incurred approximately $7.9 million of costs under its services agreement, and we expect McMoRan’s costs under its services agreement to approximate $7.3 million in 2012.

Beneficial Ownership of McMoRan by Our Officers and Directors

Several of our directors and executive officers also serve as directors or executive officers of McMoRan. Messrs. Moffett, Adkerson, Rankin, Day, Ford and Graham, each of whom is a director of the company, also serve as directors of McMoRan. Messrs. Moffett and Adkerson and Ms. Quirk, each of whom is an executive officer of the company, also serve as executive officers of McMoRan. For services rendered to McMoRan, in February 2011, Mr. Moffett received options to purchase 500,000 shares of McMoRan’s common stock, Mr. Adkerson received options to purchase 250,000 shares of McMoRan’s common stock, and Ms. Quirk received options to purchase 75,000 shares of McMoRan’s common stock, all at a grant price of $17.25, which was determined by reference to the closing quoted per share sale price on the composite tape for NYSE-listed stocks on the grant date. For services rendered to McMoRan, in February 2012, Mr. Moffett received options to purchase 500,000 shares of McMoRan’s common stock, Mr. Adkerson received options to purchase 250,000 shares of McMoRan common stock and Ms. Quirk received options to purchase 75,000 shares of McMoRan’s common stock, all at a grant price of $13, which was determined by reference to the closing quoted per share sale price on the composite tape for NYSE-listed stocks on the grant date. As of the April 18, 2012, record date, our directors and executive officers beneficially owned approximately 9.71% of McMoRan’s common stock.

Investment in McMoRan

Freeport-McMoRan Preferred LLC (FCX Preferred), our wholly-owned subsidiary, owns 500,000 shares of 5.75% Convertible Perpetual Preferred Stock, Series 2 (convertible perpetual preferred stock) of McMoRan, which it acquired on December 30, 2010 for an aggregate purchase price of $500 million. The convertible perpetual preferred stock is initially convertible into 62.5 shares of McMoRan common stock per share of convertible perpetual preferred stock (an aggregate of 31.25 million shares or approximately 14% of McMoRan’s common stock on a fully converted basis at December 31, 2010), or an initial conversion price of $16 per share of McMoRan common stock. Pursuant to a stockholder agreement (the Stockholder Agreement) between us, FCX Preferred and McMoRan, we have the right to nominate individuals to serve on McMoRan’s board if certain ownership criteria are met. However, our designation rights are suspended during such time as at least two members of McMoRan’s board of directors are also members of our board. In addition, we have agreed not to take certain actions while we, our affiliates and certain of our affiliated persons own specified amounts of McMoRan’s common stock. The Stockholder Agreement was filed as Exhibit 10.2 to our Form 8-K filed December 30, 2010.

Director Transactions

Our Corporate Governance Guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by our board. Any such related party transactions will only be approved or ratified if the board determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. All of the director transactions described below have been reviewed and approved or ratified by our board.

B. M. Rankin, Jr. and FM Services Company are parties to an agreement under which Mr. Rankin renders business consulting services to us and McMoRan relating to finance, accounting, guidance and advice on public policy matters and business development. FM Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2011, FM Services Company paid Mr. Rankin $490,000 ($389,991 of which was allocated to us) pursuant to this agreement. During 2011, the cost to FM Services Company (all of which was allocated to us) for Mr. Rankin’s personal use of company facilities was $30,600, medical expenses was $11,914, and reimbursement for a portion of his office rent and utilities and for executive administrative and support services was $41,247. In addition, during 2011 the aggregate incremental cost to FM Services Company (all of which was allocated to us) for Mr. Rankin’s personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and excise taxes, was $343,197. The aggregate incremental cost does not include the lost tax deduction for expenses that exceeded the amounts reported as income for Mr. Rankin, which for fiscal year 2011 was approximately $71,589. Accordingly, the total received by Mr.  Rankin during 2011 pursuant to this agreement was $916,958 of which $816,949 was allocated to us.

Proposal No. 4: Stockholder Proposal

We have received a stockholder proposal from the New York State Common Retirement Fund for presentation at the annual meeting of stockholders. Upon request, we will provide the address of the proponent and the number of shares of our common stock held by the proponent. Requests may be sent to the Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004 or submitted by calling (602) 366-8100.

Approval of the proposal would require the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote thereon. Our board of directors opposes Proposal No. 4: Stockholder Proposal for the reasons stated following the proposal.

RESOLVED, that the shareholders request that, as the terms in office of elected directors expire, at least one candidate shall be selected and recommended for election to the company’s board who:

(i) has a high level of expertise and experience in environmental matters relevant to mining and is widely recognized in the business and environmental communities as an authority in such field, in each case as reasonably determined by the company’s board, and

(ii) will qualify, subject to limited exceptions in extraordinary circumstances explicitly specified by the board, as an independent director under the standards applicable to the company as a New York Stock Exchange listed company, in order that the company’s board includes at least one director satisfying the foregoing criteria, which director shall have designated responsibility on the board for environmental matters.

Supporting statement

Environmental expertise is critical to the success of mining companies in the twenty-first century because of the significant environmental impacts mining can have. Shareholders, lenders, host country governments and regulators, as well as affected communities, are focused on the environmental impact of mining operations. A company’s inability to demonstrate that its environmental performance matches internationally accepted standards can lead to difficulties in accessing capital for new projects and obtaining the necessary regulatory licenses.

The company continues to receive sharp criticism regarding its environmental policies and practices, notably over the impact of riverine tailings disposal at its Grasberg operation (see e.g., Norway Sells $853 Million Rio Stake on Ethics Grounds, http://www.marketwatch.com/news/story/story.aspx?guid=%7bBDE96994-B8D8-4A33-8ECD-0789B0763BED%7d&siteid=rss).

We believe that this controversy damages shareholder value and that the company must respond to its environmental challenges in an effective, strategic and transparent manner in order to restore trust in the company and minimize the adverse environmental impact of its operations.

Freeport does not currently have an independent director with environmental expertise and designated responsibility for environmental matters — yet environmental management is critical to the company’s future success. We believe it would benefit the company to address the environmental impact of its business at the most strategic level in a similar manner to the way it has addressed human rights — by appointing a specialist to the board. An authoritative figure with acknowledged environmental expertise and standing who is respected in the environmental community could perform a valuable and strategic role for the company. Such leadership would enable the company more effectively to address the environmental issues inherent in its business, including the environmental and health impacts of riverine tailings disposal and the feasibility of long-term rehabilitation of the tailings deposition area at Grasberg. It would also help ensure that the highest levels of attention are devoted to environmental standards at new developments. Such a board role would strengthen the company’s ability to demonstrate the seriousness with which it is addressing environmental issues.

Board of Directors’ Statement in Opposition to Stockholder Proposal

Our board of directors opposes the proposal because it believes the current process for the nomination, selection and election of directors is effective. As a corporate governance matter, our board does not believe that it is in our stockholders’ best interests to require a particular type of specialist on our board. As provided in more detail under “Consideration of Director Nominees,” our nominating and corporate governance committee considers a variety of factors in evaluating nominees for membership on the board. We believe that our board of directors represents a diverse group of individuals with broad experience. Our board of directors believes that the sole standard suggested by the proponents is too narrow and would limit the board’s ability to identify and recruit the most qualified candidates to serve on the board.

Our existing commitment to environmental sustainability is evidenced by our established policies, practices and procedures. Our board of directors appreciates the importance of environmental sustainability and recognizes the company’s responsibility to minimize the environmental impact of our operations. Relevant issues are reviewed and discussed at the highest levels of our organization. In 1995, our board of directors established a public policy committee, which oversees the company’s environmental programs. Our board of directors, our public policy committee and our senior management routinely review the company’s environmental policies and practices, including any potential impacts that the company’s operations could have on the environment. In addition, we are a founding member of the International Council of Mining & Metals (ICMM), a CEO-led organization that represents many of the world’s leading mining and metals companies. Our active involvement with ICMM exemplifies our commitment to working with industry experts on improving our performance based on sustainable development principles.

We have consistently met internationally acceptable standards for environmental management. Our Grasberg operation has undergone triennial external audits by recognized experts in the industry, the results of which have been made publicly available. We completed independent audits in 1996, 1999, 2002, 2005, 2008 and 2011. The results of the 2005 and 2008 audits are posted on our web site. All of these audits have concluded that (1) we are in compliance with Indonesian laws, (2) we meet international standards, and (3) our tailings management plan is the only appropriate management system considering the applicable geotechnical, topographic, climatological, seismic, and rainfall conditions. We also were one of the first companies in Indonesia to receive ISO 14001 certification of our Environmental Management System in 2001 from the International Certification Services Division of Société Générale de Surveillance (SGS). We have retained ISO 14001 certification following annual surveillance audits each year since that date.

We are committed to sound and sustainable environmental practices in managing our tailings deposition in Papua, Indonesia. We have prepared a special riverine tailings report, available on our web site at www.fcx.com/envir/pdf/riverine/Riverine_2009.pdf. This report explains the extensive studies, planning, permitting, and ongoing management and monitoring of tailings that occurs, including our efforts for reclaiming affected land as soon as feasible. In addition, our annual Working Toward Sustainable Development report, available on our web site at www.fcx.com/envir/index.htm, details our environmental management programs and compliance with relevant environmental laws and regulations and describes our procedures to ensure future compliance with these laws. Our reclamation programs have demonstrated that tailings can be reclaimed with native vegetation or used for agricultural purposes. We have also shown that tailings can be used in cement for infrastructure construction. We have signed an agreement with the provincial government to establish cement facilities that will utilize tailings as a resource in the construction of roads, bridges, building bricks and other similar uses, helping to provide necessary infrastructure that will aid in the development of the province, as well as employment for Papuans. This development will proceed in conjunction with our other efforts to plant trees and use available tailings land for agricultural and other sustainable uses.

The company’s existing governance framework has produced a strong commitment to environmental sustainability and progress that is evident in our established policies, practices and procedures, which continue to evolve. Thus, we believe this proposal suggests action that is unnecessary in light of our existing commitment to environmental sustainability, and adopting the proposed resolution would be contrary to the interests of the company and its stockholders.

Recommendation of the Board of Directors

FOR THE REASONS SET FORTH ABOVE, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE AGAINST THE ADOPTION OF PROPOSAL NO. 4: STOCKHOLDER PROPOSAL.

FREEPORT-MCMORAN COPPER & GOLD INC.

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting of Stockholders to be held on June 14, 2012

The undersigned hereby appoints James R. Moffett, Richard C. Adkerson and Kathleen L. Quirk, each or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Thursday, June 14, 2012, at 10:00 a.m., Eastern Time, and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this proxy card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this proxy card, and (3) as the proxies decide on any other matter properly coming before the meeting.

If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this proxy card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this proxy card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

IN THE ENCLOSED ENVELOPE

(continued on reverse side)

▲ FOLD AND DETACH HERE ▲

Please mark your votes as indicated in this example
☒

The Board of Directors recommends a vote FOR Items 1, 2 and 3 below.

Item 1 –	Election of twelve directors. Nominees are:		FOR	WITHHOLD		Item 3 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.	FOR	AGAINST	ABSTAIN
	01 Richard C. Adkerson	07 Bobby Lee Lackey	☐	☐				☐	☐	☐
	02 Robert J. Allison, Jr.	08 Jon C. Madonna
	03 Robert A. Day	09 Dustan E. McCoy
	04 Gerald J. Ford	10 James R. Moffett
	05 H. Devon Graham, Jr.	11 B. M. Rankin, Jr.				The Board of Directors recommends a vote AGAINST Item 4 below.
	06 Charles C. Krulak	12 Stephen H. Siegele
						Item 4 –	Stockholder proposal regarding the selection of a candidate with environmental expertise to be recommended for election to the Board of Directors.	☐	☐	☐
FOR, except withhold vote from following nominee(s):

			FOR	AGAINST	ABSTAIN
Item 2 –	Approval, on an advisory basis, of the compensation of our named executive officers.		☐	☐	☐

Signature(s)	Dated:	, 2012
You may specify your votes by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1, 2 and 3, and AGAINST Item 4.

▲ FOLD AND DETACH HERE ▲

FREEPORT-MCMORAN COPPER & GOLD INC. OFFERS STOCKHOLDERS OF RECORD

TWO WAYS TO SUBMIT YOUR VOTING INSTRUCTIONS

Your Internet submission of voting instructions authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of submitting your voting instructions, 24 hours a day, 7 days a week.

INTERNET SUBMISSION OF VOTING INSTRUCTIONS	SUBMITTING VOTING INSTRUCTIONS BY MAIL

Visit http://www.ivselection.com/freeport12. Have your proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m., Eastern Time, on June 13, 2012.	Simply mark, sign and date your proxy card and return it in the postage-paid envelope to Secretary, Freeport-McMoRan Copper & Gold Inc., P.O. Box 17149, Wilmington, Delaware 19885-9808. If you are submitting your voting instructions by Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 14, 2012.

This proxy statement and the 2011 Annual Report are available at http://www.edocumentview.com/FCX_MTG.